UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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Allegheny Technologies Incorporated

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1000 Six PPG Place
Pittsburgh, PA 15222-5479

March 23, 2009

To our Stockholders:

We are pleased to invite you to attend the 2009 Annual Meeting of Stockholders. The meeting will be held at 11:00 a.m., Eastern Time, on Thursday, May 7, 2009, in the William Penn Ballroom, William Penn Level, Omni William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania 15219. The location is accessible to disabled persons.

This booklet includes the notice of meeting as well as the Company’s Proxy Statement. Enclosed with this booklet are the following:

•	Proxy or voting instruction card (including instructions for telephone and Internet voting), and

•	Proxy or voting instruction card return envelope (postage pre-paid if mailed in the U.S.).

A copy of the Company’s Annual Report for the year 2008 is also enclosed.

Your Board of Directors recommends that you vote:

(1) FOR the election of the four nominees named in this Proxy Statement (Item A); and

(2)	FOR the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent auditors for 2009 (Item B).

This Proxy Statement also outlines many of the corporate governance practices at ATI, discusses our compensation practices and philosophy, and describes the Audit Committee’s recommendation to the Board regarding our 2008 financial statements. We encourage you to read these materials carefully.

We urge you to vote promptly, whether or not you expect to attend the meeting.

If you are a stockholder of record and plan to attend the meeting, please mark the appropriate box on the proxy card, or enter the appropriate information by telephone or Internet, so that we can send your admission ticket to you before the meeting.

We look forward to seeing as many of you as possible at the 2009 Annual Meeting.

Sincerely,

L. Patrick Hassey
Chairman, President and Chief Executive Officer

ALLEGHENY TECHNOLOGIES INCORPORATED

Notice of Annual Meeting of Stockholders

Meeting Date:	Thursday, May 7, 2009

Time:	11:00 a.m., Eastern Time

Place:	William Penn Ballroom William Penn Level Omni William Penn Hotel 530 William Penn Place Pittsburgh, Pennsylvania 15219

Record Date:	March 11, 2009

Agenda:

1) Election of four directors;

2) Ratification of the appointment of Ernst & Young LLP as independent auditors for 2009; and

3) Transaction of any other business properly brought before the meeting.

Stockholder List

A list of stockholders entitled to vote will be available during business hours for 10 days prior to the meeting at the Company’s executive offices, 1000 Six PPG Place, Pittsburgh, Pennsylvania 15222-5479, for examination by any stockholder for any legally valid purpose. The list of stockholders also will be available for examination at the meeting.

Admission to the Meeting

Holders of Allegheny Technologies common stock or their authorized representatives by proxy may attend the meeting. If you are a stockholder of record and you plan to attend the meeting, you may obtain an admission ticket from us by mail by checking the box on the proxy card indicating your planned attendance and returning the completed proxy card promptly, or by entering the appropriate information by telephone or the Internet. If your shares are held through an intermediary such as a broker or a bank, you should present proof of your ownership at the meeting. Proof of ownership could include a proxy card from your bank or broker or a copy of your account statement.

The approximate date of the mailing of this Proxy Statement and proxy card, as well as a copy of ATI’s 2008 Annual Report, is March 23, 2009. For further information about Allegheny Technologies, please visit our web site at www.alleghenytechnologies.com.

On behalf of the Board of Directors:

Jon D. Walton
Corporate Secretary

Dated: March 23, 2009

YOUR VOTE IS IMPORTANT
Please vote as soon as possible. You can help the Company reduce expenses by voting your shares by telephone or Internet; your proxy card or voting instruction card contains the instructions. Or complete, sign and date your proxy card or voting instruction card and return it as soon as possible in the enclosed postage-paid envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2009.

The proxy statement and 2008 annual report of Allegheny Technologies Incorporated are available to review at: http://bnymellon.mobular.net/bnymellon/ati

PROXY STATEMENT FOR
2009 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS

You can help the Company save money by electing to receive future proxy statements and annual reports over the Internet instead of by mail. See question 11 below.

1.	Who is entitled to vote at the Annual Meeting?

If you held shares of Allegheny Technologies Incorporated (“ATI” or the “Company”) common stock, par value $0.10 per share (“Common Stock”), at the close of business on March 11, 2009, you may vote at the annual meeting. On that day, 98,010,910 shares of our Common Stock were outstanding. Each share is entitled to one vote. Stockholders do not have cumulative voting rights.

In order to vote, you must either designate a proxy to vote on your behalf or attend the meeting and vote your shares in person. The Board of Directors (“Board”) requests your proxy so that your shares will count toward a quorum and be voted at the meeting.

2.	How do I cast my vote?

There are four different ways you may cast your vote. You may vote by:

•	telephone, using the toll-free number listed on each proxy or voting instruction card;

•	the Internet, at the address provided on each proxy or voting instruction card;

•	marking, signing, dating and mailing each proxy or voting instruction card and returning it in the envelope provided (If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the election of the four nominees for director named in this Proxy Statement, and FOR the ratification of the appointment of the independent auditors); or

•	attending the meeting and voting your shares in person, if you are a “stockholder of record” (that is, your shares are registered directly in your name on the Company’s books and not held in “street name” through a broker, bank or other nominee).

If you are a stockholder of record and wish to vote by telephone or electronically through the Internet, follow the instructions provided on the proxy card. You will need to use the individual control number that is printed on your proxy card in order to authenticate your ownership. The deadline for voting by telephone or the Internet is 11:59 p.m., Eastern Time, on May 6, 2009.

If your shares are held in “street name” (that is, they are held in the name of broker, bank or other nominee), or if your shares are held in one of the Company’s savings or retirement plans, you will receive instructions with your materials that you must follow in order to have your shares voted. For voting procedures for shares held in the Company’s savings or retirement plans, see question 6 below.

3.	How do I revoke or change my vote?

You may revoke your proxy or change your vote at any time before it is voted at the meeting by:

•	notifying the Corporate Secretary at the Company’s executive office;

•	transmitting a proxy dated later than your prior proxy either by mail, telephone or Internet; or

•	attending the annual meeting and voting in person or by proxy (except for shares held in “street name” through a broker, bank or other nominee, or in the Company’s savings or retirement plans).

The latest-dated, timely, properly completed proxy that you submit, whether by mail, telephone or the Internet, will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed and dated, the previously recorded vote will stand.

4.	What shares are included on the proxy or voting instruction card?

The shares on your proxy or voting instruction card represent those shares registered directly in your name, those held on account in the Company’s dividend reinvestment plan and shares held in the Company’s savings or retirement plans. If you do not cast your vote, your shares (except those held in the Company’s savings or retirement plans) will not be voted. See question 6 for an explanation of the voting procedures for shares in the Company’s savings or retirement plans.

5.	What does it mean if I get more than one proxy or voting instruction card?

If your shares are registered differently and are in more than one account, you will receive more than one card. Please complete and return all of the proxy or voting instruction cards you receive (or vote by telephone or the Internet all of the shares on each of the proxy or voting instruction cards you receive) in order to ensure that all of your shares are voted.

6.	How are shares that I hold in a Company savings or retirement plan voted?

If you hold ATI Common Stock in one of the Company’s savings or retirement plans, you may tell the plan trustee how to vote the shares of Common Stock allocated to your account. You may either sign and return the voting instruction card provided by the plan trustee or transmit your instructions by telephone or the Internet. If you do not transmit instructions, your plan shares will be voted as the plan administrator directs or as otherwise provided in the plan.

The deadline for voting the shares you hold in the Company’s savings or retirement plans by telephone or the Internet is 11:59 p.m., Eastern Time, on May 1, 2009.

7.	How are shares held by a broker, bank or other nominee voted?

If you hold your shares of ATI Common Stock in “street name” through a broker, bank or other nominee account, you are a “beneficial owner” of the shares. In order to vote your shares, you must give voting instructions to your broker, bank or other intermediary who is the “nominee holder” of your shares. The Company asks brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of shares that are registered in the nominee’s name. Proxies that are transmitted by nominee holders on behalf of beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder.

8.	What is a quorum?

A majority of the outstanding shares present or represented by a proxy at the Annual Meeting, constitutes a quorum. There must be a quorum for business to be conducted at the Annual Meeting. You are part of the quorum if you have voted by proxy or voting instruction card. Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining a quorum.

9.	What is the required vote for a proposal to pass?

The director nominees receiving the highest number of votes will be elected. Only votes “for” or “withheld” affect the outcome. Checking the box on the proxy card that withholds authority to vote for a nominee is the equivalent of abstaining. Abstentions are not counted for the purpose of election of directors.

With respect to the ratification of the appointment of the independent auditors (Item B), stockholders may vote in favor of the proposal or against the proposal, or abstain from voting. The affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting is required for approval of the proposal. A stockholder who signs and submits a ballot or proxy is “present,” so an abstention will have the same effect as a vote against the proposal.

When a broker holding your shares in its name as a nominee does not have discretionary authority to vote your shares on a particular proposal and the broker does not receive voting instructions from you, your shares are referred to as “broker non-votes” with respect to that proposal. Under New York Stock Exchange rules, a broker holding your shares in its name as a nominee is permitted to vote your shares in its discretion in the absence of voting instructions on the election of directors (Item A) and the ratification of the appointment of the independent auditors (Item B). Because brokers have discretionary authority to vote on these proposals in the absence of voting instructions, broker non-votes will have no effect on the voting results with respect to these proposals to be considered at the Annual Meeting.

10.	Is my vote confidential?

The Company maintains a policy of keeping stockholder votes confidential.

11.	Can I, in the future, receive my proxy statement and annual report over the Internet?

Stockholders can elect to view future Company proxy statements and annual reports over the Internet instead of receiving paper copies in the mail and thus can save the Company the cost of producing and mailing these documents. Costs normally associated with electronic access, such as usage and telephonic charges, will be borne by you.

If you are a “stockholder of record” and you choose to vote over the Internet, you can choose to receive future annual reports and proxy statements electronically by following the prompt on the voting page when you vote using the Internet. If you hold your Company stock in “street name” (such as through a broker, bank or other nominee account), check the information provided by your nominee for instructions on how to elect to view future proxy statements and annual reports over the Internet.

Stockholders who choose to view future proxy statements and annual reports over the Internet will receive instructions containing the Internet address for those materials, as well as voting instructions, approximately six weeks before future meetings.

If you enroll to view the Company’s future annual reports and proxy statements electronically and vote over the Internet, your enrollment will remain in effect for all future stockholders’ meetings unless you cancel it. To cancel, stockholders of record should access www.bnymellon.com/shareowner/isd and follow the instructions to cancel your enrollment. You should retain your control number appearing on your enclosed proxy or voting instruction card. If you hold your Company stock in “street name,” check the information provided by your nominee holder for instructions on how to cancel your enrollment.

If at any time you would like to receive a paper copy of the annual report or proxy statement, please write to the Corporate Secretary, Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, Pennsylvania 15222-5479.

ATI CORPORATE GOVERNANCE AT A GLANCE

This list provides some highlights from the Allegheny Technologies’ corporate governance program. You can find details about these and other corporate governance policies and practices in the following pages of the Proxy Statement and in the “Our Corporate Governance” section of the “About Us” page of our web site at www.alleghenytechnologies.com.

•	Pursuant to our Corporate Governance Guidelines, over 75% of our directors are independent. Mr. Hassey is the only ATI officer on the Board and is the only non-independent, management director.

•	Independent directors meet in regularly scheduled executive sessions without management.

•	Stockholders can communicate with the independent directors.

•	All of the standing committees of the Board of Directors are composed entirely of independent directors.

•	All standing committees have a written charter that is reviewed and reassessed annually and is posted on our web site.

•	Our Corporate Governance Guidelines have been adopted and are disclosed on our web site.

•	We have an annual self-evaluation process for the Board and each standing committee.

•	Our Board evaluates individual directors whose terms are nearing expiration but who may be proposed for re-election.

•	Our Nominating and Governance Committee will consider director candidates recommended by stockholders. Stockholder-recommended candidates will be evaluated on the same basis as other candidates.

•	The Chair of the Audit Committee has been designated as an “audit committee financial expert.”

•	Stockholders annually ratify the Audit Committee’s selection of independent auditors.

•	Our internal audit function reports directly to the Audit Committee.

•	Our Corporate Guidelines for Business Conduct and Ethics for directors, officers, and employees are disclosed on our web site.

•	We have stock ownership guidelines for officers and for directors.

•	We provide confidential stockholder voting.

•	Corporate governance and corporate responsibility are part of our sustainability policies and practices, and are discussed under the “Sustainability Report” tab of our web site.

OUR CORPORATE GOVERNANCE

Corporate Governance Guidelines

ATI’s Board of Directors has adopted Corporate Governance Guidelines, which are designed to assist the Board in the exercise of its duties and responsibilities to the Company. They reflect the Board’s commitment to monitor the effectiveness of decision making at the Board and management level, with a view to achieving ATI’s strategic objectives. They are subject to modification by the Board from time to time.

You can find the Company’s Corporate Governance Guidelines on our web site at www.alleghenytechnologies.com, by first clicking “About Us” and then “Our Corporate Governance.” Copies will also be mailed to stockholders on written request directed to the Corporate Secretary, Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, PA 15222-5479.

Number and Independence of Directors

The Board of Directors determines the number of directors. The Board currently consists of nine members: L. Patrick Hassey (Chairman), Diane C. Creel, James C. Diggs, J. Brett Harvey, Barbara S. Jeremiah, Michael J. Joyce, James E. Rohr, Louis J. Thomas and John D. Turner.

In accordance with the Corporate Governance Guidelines, at least 75% of the Company’s directors are, and at least a substantial majority of its directors will be, “independent” under the guidelines set forth in the listing standards of the New York Stock Exchange (“NYSE”) and the Company’s categorical Board independence standards, which are set forth in the Corporate Governance Guidelines and included in this Proxy Statement at Appendix A. A director is “independent” only if the director is a non-management director and, in the Board’s judgment, does not have a material relationship with the Company or its management.

The Board considers L. Patrick Hassey, the current Chairman, President and Chief Executive Officer of the Company, to not be an independent director.

The Board, at its February 19, 2009 meeting, affirmatively determined that the remaining eight of the Company’s current directors, Diane C. Creel, James C. Diggs, J. Brett Harvey, Barbara S. Jeremiah, Michael J. Joyce, James E. Rohr, Louis J. Thomas and John D. Turner, are independent in accordance with the foregoing standards. Seven of the Company’s directors have no relationships with the Company other than as directors and stockholders of the Company. One of the Company’s directors, James E. Rohr, is Chairman and Chief Executive Officer of The PNC Financial Services Group, Inc. (“PNC”). The Company has a $400 million unsecured revolving credit facility with a syndicate of 13 financial institutions, including PNC Bank, National Association, a subsidiary of PNC, as lender and administrative agent. PNC Capital Markets LLC, an affiliate of PNC, served as lead arranger with respect to this facility. The Company pays fees to PNC Bank under the terms of this facility. The Company also invests in three money market funds managed by BlackRock, Inc. (“BlackRock”). PNC currently holds approximately 34% of the outstanding common stock of BlackRock. During 2008, the Company paid fees to PNC and its affiliates representing a de minimis portion of both the Company’s revenues and PNC’s revenues, and therefore, all amounts were substantially less than the thresholds set forth in the NYSE’s listing standards which disqualify a director from being independent. Mr. Rohr’s compensation is not affected by the fees that the Company pays to PNC. The Board has determined that (A) the transactions between the Company and PNC (i) are commercial transactions carried out at arm’s length in the ordinary course of business, (ii) are not material to PNC or to Mr. Rohr, (iii) do not and would not potentially influence Mr. Rohr’s objectivity as a member of the Company’s Board of Directors in a manner that would have a meaningful impact on his ability to satisfy requisite fiduciary standards on behalf of the Company and its stockholders, and (iv) do not preclude a determination that Mr. Rohr’s relationship with the Company in his capacity as Chairman and Chief Executive Officer of PNC is immaterial, and (B) Mr. Rohr is an independent director under NYSE existing guidelines and the Company’s categorical Board independence standards.

Audit Committee members must meet additional independence standards under NYSE listing standards and rules of the Securities and Exchange Commission (“SEC”); specifically, Audit Committee members may not receive any compensation from the Company other than their directors’ compensation. The Board has also determined that each member of the Audit Committee satisfies the enhanced standards of independence applicable to Audit Committee members under NYSE listing standards and the rules of the SEC.

Director Terms

The directors are divided into three classes and the directors in each class generally serve for a three-year term unless the director is unable to serve due to death, retirement or disability. The term of one class of directors expires each year at the annual meeting of stockholders. The Board may fill a vacancy by electing a new director to the same class as the director being replaced. The Board may also create a new director position in any class and elect a director to hold the newly created position. It is expected that new directors appointed to the Board will stand for election by the stockholders at the next annual meeting.

Standing Committees of the Board of Directors

The Board of Directors has the following five standing committees: Audit Committee, Finance Committee, Nominating and Governance Committee, Personnel and Compensation Committee, and Technology Committee.

Only independent directors, as independence is determined by NYSE rules, are permitted to serve on the Audit Committee, the Nominating and Governance Committee, and the Personnel and Compensation Committee. All of the standing committees of the Board of Directors are comprised of independent directors.

Each committee has a written charter that describes its responsibilities. Each of the Audit Committee, the Nominating and Governance Committee and the Personnel and Compensation Committee has the authority, as it deems appropriate, to independently engage outside legal, accounting or other advisors or consultants. In addition, each committee annually conducts a review and evaluation of its performance and reviews and reassesses its charter. You can find the current charters of each committee on our web site at www.alleghenytechnologies.com by first clicking “About Us,” then clicking “Our Corporate Governance” and then clicking “Committee Charters.” The current charters will also be mailed to stockholders upon written request.

Audit Committee

The current members of the Audit Committee are Michael J. Joyce (Chairman), James C. Diggs, Barbara S. Jeremiah, Louis J. Thomas and John D. Turner. The Board of Directors has determined that these committee members have no financial or personal ties to the Company (other than director compensation and equity ownership as described in this Proxy Statement) and that they meet the NYSE and SEC standards for independence. The Board of Directors has also determined that Michael J. Joyce meets the SEC criteria of an “audit committee financial expert” and meets the NYSE standard of having accounting or related financial management expertise. Mr. Joyce has over 35 years of accounting, auditing and consulting experience, having most recently served as New England Managing Partner of Deloitte & Touche USA LLP prior to his retirement in May 2004.

The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent auditors, and the performance of the Company’s internal audit function and independent auditors. The Committee has the authority and responsibility for the appointment, retention, compensation and oversight of ATI’s independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors. The independent auditors and the internal auditors have full access to the Committee and meet with the Committee with, and on a routine basis without, management being present, to discuss all appropriate matters.

The Audit Committee is also responsible for reviewing, approving and ratifying related party transactions. For more information, see the “Certain Transactions” section of this Proxy Statement.

The Audit Committee Report appears on page 22 of this Proxy Statement.

Finance Committee

The Finance Committee makes recommendations and provides guidance to the Board regarding major financial policies of the Company. It also serves as named fiduciary of the employee benefit plans maintained by the Company.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for overseeing corporate governance matters. It oversees the annual evaluation of the Company’s Board and its committees. It also recommends to the Board individuals to be nominated as directors, which process includes evaluation of new candidates as well as an individual evaluation of current directors who are being considered for re-election. In addition, this Committee is responsible for administering ATI’s director compensation program. The Committee also performs other duties as are described in the Corporate Governance Guidelines.

Personnel and Compensation Committee

The Personnel and Compensation Committee, on behalf of the Board of Directors, establishes and annually reassesses the executive compensation program and the Company’s philosophy on executive compensation, which is more fully discussed in the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement.

One of the duties of the Personnel and Compensation Committee is to oversee Chief Executive Officer (“CEO”) and executive officer compensation. The Committee reviews and approves corporate goals and objectives relevant to CEO and executive officer compensation, evaluates the CEO’s performance in light of those goals and objectives, and determines and approves the CEO’s compensation level (either as a Committee or together with the other independent directors, as directed by the Board) based on this evaluation. The Committee also reviews and approves non-CEO executive officer compensation, and makes recommendations to the Board with respect to incentive compensation plans and equity-based plans that require Board approval. In addition, the Personnel and Compensation Committee administers ATI’s incentive compensation plans. For other executives, the Committee reviews and approves recommendations from management within plan parameters. However, the Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.

The Personnel and Compensation Committee, under the terms of its charter, has the sole authority to retain, approve fees and other terms for, and terminate any compensation consultant used to assist the committee in the evaluation of the Chief Executive Officer or other executive compensation. The Committee may also obtain advice and assistance from internal or external legal, accounting or other advisors. Each year, the Committee retains a compensation consultant; for years 2006, 2007 and 2008, the Committee retained Mercer Human Resources Consulting, Inc. (“Mercer”), an outside compensation and executive benefits consulting firm. In making its determination to retain Mercer, the Committee reviewed Mercer’s qualifications, including independence, and has assured itself of Mercer’s independence on an ongoing basis. Mercer was retained to assist the Committee to review market conditions and peer company practices and to benchmark the Company’s executive compensation programs against those parameters. Mercer performed market analyses of peer group companies and the general market for executive talent, and made recommendations to the Committee as to the form of and incentive opportunities for executive compensation. The Committee has also retained external legal advisors. Please see the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement for more discussion about the role of the compensation consultant.

Mercer and the Company’s legal advisors periodically attend meetings of the Committee. For portions of those meetings, the Chief Executive Officer and the Executive Vice President of Human Resources, Chief Legal and Compliance Officer, General Counsel and Corporate Secretary also attend. The Chief Executive Officer and the Executive Vice President of Human Resources express their views on executive compensation to the Committee. Please see the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement for more discussion about executive officer compensation.

Each member of the Personnel and Compensation Committee is a “non-employee director” of the Company as defined under Rule 16b-3 of the Securities Exchange Act of 1934, and each member is also an “outside director” for the purposes of the corporate compensation provisions contained in Section 162(m) of the Internal Revenue Code.

The Compensation Committee Report appears on page 23 of this Proxy Statement.

Technology Committee

The Technology Committee reviews changing technologies and evaluates how they affect the Company and its technical capabilities.

Board and Committee Membership — Director Attendance at Meetings

During 2008, the Board of Directors held seven meetings. The Board’s committees consisted of the five standing committees already described. In 2008, all directors attended at least 75% of the total Board meetings and meetings of Board committees of which they were members, and average attendance at Board and committee meetings was approximately 98.5%.

The independent, non-management directors meet separately in regularly scheduled executive sessions without members of management (except to the extent that the non-management directors request the attendance of a member of management). When, as is currently the case, the Chairman of the Board is a management director, or if the Chairman would otherwise so choose, the position of Chair of the meetings of the non-management directors rotates on a per meeting basis in the order specified in the Corporate Governance Guidelines among the non-management Chairs of the Board’s committees. If not a member of management, the Chairman of the Board would serve as Chair of these meetings.

A Board meeting is typically scheduled in conjunction with our annual meeting of stockholders and it is expected that our directors will attend absent good reason, such as a scheduling conflict. In 2008, all directors then on the Board attended our annual meeting of stockholders. W. Craig McClelland and Robert P. Bozzone retired from the Board at the 2008 Annual Meeting of Stockholders. H. Kent Bowen retired from the Board effective June 30, 2008. Barbara S. Jeremiah joined the Board on October 31, 2008.

The table below identifies the directors that the Board has determined to be independent and provides information with respect to current Board committee memberships. The table also sets forth the number of meetings held by each Board committee in 2008.

				Nominating	Personnel
				and	and
Director	Independent	Audit	Finance	Governance	Compensation	Technology
D. C. Creel	X		X	X *	X
J. C. Diggs	X	X	X*	X
J. B. Harvey	X			X	X
L. P. Hassey
B. S. Jeremiah	X	X				X
M. J. Joyce	X	X*	X
J. E. Rohr	X				X *
L. J. Thomas	X	X				X
J. D. Turner	X	X	X			X*
Number of Meetings held in 2008	—	11	6	7	6	1

*	Denotes Committee Chair.

Director Compensation

Effective January 1, 2007, the non-employee director compensation program consisted of: an annual retainer fee comprised of a cash payment of $60,000 and restricted stock valued at $75,000; Committee chairperson cash retainer fee of a $10,000; $1,500 per day fee for attending Board meetings; and $1,500 for each committee meeting attended.

On August 1, 2008, the Board of Directors approved certain changes to the non-employee director compensation program, and specifically, increased: the restricted stock portion of the annual retainer fee to $100,000; the per day Board meeting attendance fee to $2,500; and the Committee attendance fee to $1,500. Other than the changes described, there were no changes to the compensation program. The non-employee directors serving on the Board on August 1, 2008 were granted additional restricted stock valued at $25,000 on that day.

The Company also pays for ATI orientation or training of Board members outside of Board and committee meetings, and for the directors’ travel, lodging, meal and other expenses connected with their Board service. In addition, in 2008, certain benefits were made available to Mr. Robert P. Bozzone, the retired Chairman, President and Chief Executive Officer, including office space, secretarial services and parking space at ATI’s headquarters building. Mr. Bozzone retired from the Board at the 2008 Annual Meeting of Stockholders.

The non-employee directors of the Board earned the following in 2008:

					Change in
					Pension Value
					and Non-
	Fees				Qualified
	Earned Or			Non-Equity	Deferred
	Paid	Stock	Option	Incentive Plan	Compensation	All Other
	In Cash	Awards	Awards	Compensation	Earnings	Compensation		Total
Name(1)	($)(4)	($)(5)	($)	($)	($)	($)		($)

H. K. Bowen(2)	80,500	41,685	—	—	—	—		122,185
R. P. Bozzone(2)	69,500	25,013	—	—	—	22,038	(6)	116,551
D. C. Creel	123,500	45,160	—	—	—	—		168,660
J. C. Diggs	128,000	45,160	—	—	—	—		173,160
J. B. Harvey	102,500	22,236	—	—	—	—		124,736
B. S. Jeremiah(3)	24,688	1,390	—	—	—	—		26,078
M. J. Joyce	118,500	45,160	—	—	—	—		163,660
W. C. McClelland(2)	83,500	25,013	—	—	—	—		108,513
J. E. Rohr	102,500	45,160	—	—	—	—		147,660
L. J. Thomas	102,500	45,160	—	—	—	—		147,660
J. D. Turner	120,500	45,160	—	—	—	—		165,660

(1)	L. Patrick Hassey, President and Chief Executive Officer of the Company, is Chairman of the Board of Directors and does not receive any compensation for his service on the Board of Directors. All compensation paid to Mr. Hassey by the Company for his service as an executive officer is reflected under “Summary Compensation Table for 2008.”

(2)	Mr. Bowen retired from the Board on June 30, 2008 and Messrs. Bozzone and McClelland retired from the Board on May 8, 2008. Amounts paid to Messrs. Bowen, Bozzone and McClelland reflect their 2008 service.

(3)	Ms. Jeremiah joined the Board in October 2008 and amounts paid to her were pro-rated for her 2008 service.

(4)	This column reflects the annual retainer fee, committee chair fees, and meeting fees paid to each director.

(5)	This column reflects the restricted stock awards granted to directors under the Company’s Non-Employee Director Restricted Stock Program. Shares vest on the third anniversary of the date of grant, or earlier if retirement, death or change of control, and expense is recognized over the vesting period. This column sets forth the 2008 recognized expense of the grant date fair value of restricted stock awards made as part of the annual retainer fee, computed in accordance with Statement of Financial Accounting Standards (FAS) No. 123(R) “Share-Based Payments”
(“FAS 123(R)”).

(6)	Represents the aggregate incremental cost to the Company of office space, secretarial services and parking space at the Company’s headquarters building during 2008.

The Board encourages directors to obtain a meaningful stock ownership interest in the Company. Non-employee directors are expected to own shares of Company Common Stock having a market value of at least two times the annual retainer amount by December 31, 2009 or within five years of first becoming a director, whichever occurs later, and at least three times the annual retainer amount within a reasonable time thereafter.

In December 2004, the Board froze and discontinued the Company’s Fee Continuation Plan for Non-Employee Directors. Under the frozen plan, an amount equal to the annual retainer fee in effect for 2004, which was $28,000, will be paid annually to the members of the Board as of January 1, 2005, following the termination of the director’s service as a Board member, for each year of the director’s credited service as a director (as defined in the Plan) up to a maximum of ten years.

Corporate Guidelines for Business Conduct and Ethics

ATI has a code of ethics, which we refer to as the Corporate Guidelines for Business Conduct and Ethics (the “Guidelines”), that applies to all directors, officers and employees, including our principal executive officer, our principal financial officer, and our controller and chief accounting officer. ATI has had a code of conduct for many years. We require all directors, officers and employees to adhere to these Guidelines in addressing legal and ethical issues encountered in their work. These Guidelines require that our directors, officers and employees avoid conflicts of interest, comply with all laws, conduct business in an honest and ethical manner and otherwise act with integrity and honesty in all of their actions by or on behalf of the Company. These Guidelines include a financial code of ethics specifically for our Chief Executive Officer, our Chief Financial Officer, and all other financial officers and employees, which supplements the general principles set forth in the Guidelines and is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters.

Employees are required to certify that they have reviewed and understand the Guidelines. In addition, each year, all officers and managers are required to certify as to their compliance with the standards set forth in the Guidelines. Also, beginning in 2006, the Company implemented an online ethics training program, administered by a third party. We require all directors, officers and employees to take an interactive online ethics course at least annually.

The Company encourages employees to communicate concerns before they become problems. We believe that building and maintaining trust, respect and communications between employees and management and between fellow employees is critical to the overriding goal of efficiently producing high quality products, providing the maximum level of customer satisfaction, and ultimately fueling profitability and growth. Only the Audit Committee of the Board can amend or grant waivers from the provisions of the Guidelines relating to the Company’s executive officers and directors, and any such amendments or waivers will be promptly posted on our web site at www.alleghenytechnologies.com. To date, no such amendments have been made or waivers granted.

A copy of the Corporate Guidelines for Business Conduct and Ethics, which includes the financial code of ethics, is available on our web site at www.alleghenytechnologies.com by first clicking “About Us” and then “Our Ethics” and will be mailed to stockholders and other interested parties on written request directed to the Corporate Secretary, Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, PA 15222-5479.

Identification and Evaluation of Candidates for Director

The Board is responsible for recommending director nominees to the stockholders and for selecting directors to fill vacancies between stockholder meetings. The Nominating and Governance Committee recommends candidates to the Board. The Nominating and Governance Committee is comprised entirely of independent directors under the applicable rules and regulations of the New York Stock Exchange and Securities and Exchange Commission. The Committee operates under a written charter adopted by the Board of Directors. A copy of the Committee’s charter is available at the Company’s web site at www.alleghenytechnologies.com by first clicking “About Us” and then “Our Corporate Governance.” Paper copies can be obtained by writing to the Corporate Secretary, Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, PA 15222-5479.

The Committee considers director candidates suggested by members of the Committee, other directors, senior management and stockholders. For information on how to submit a candidate for consideration, please see the caption “2010 Annual Meeting and Stockholder Proposals” below.

Preliminary interviews of director candidates may be conducted by the Chair of the Nominating and Governance Committee or, at her request, any other member of the Committee or the Chairman of the Board. Background material pertaining to director candidates is distributed to the Committee for review.

Director candidates who the Committee determines merit further consideration are interviewed by the Chair of the Committee and other Committee members, directors and key senior management. The results of these interviews are considered by the Nominating and Governance Committee in its deliberations.

Director candidates are generally selected on the basis of the following criteria: their business or professional experience, recognized achievement in their respective fields, integrity and judgment, ability to devote sufficient time to the affairs of the Company, the diversity of their backgrounds and the skills and experience that their membership adds to the overall competencies of the Board, and the needs of the Company from time to time. Nominees must also represent the interests of all stockholders. In accordance with the retirement policy for directors set forth in the Corporate Governance Guidelines, a person who is 72 years of age or older cannot be nominated to serve on the Board.

In evaluating the needs of the Board, the Nominating and Governance Committee considers the qualifications of sitting directors and consults with other members of the Board (including as part of the Board’s annual self-evaluation), the Chairman, President and Chief Executive Officer and other members of executive management. At a minimum, all recommended candidates must exemplify the highest standards of personal and professional integrity, meet any required independence standards, and be willing and able to constructively participate in and contribute to Board and committee meetings. Additionally, the Committee conducts individual reviews of current directors whose terms are nearing expiration, but who may be proposed for re-election, in light of the considerations described above and their past contributions to the Board.

Ms. Jeremiah, who joined the Board of Directors on October 31, 2008, was initially selected as a director nominee upon the recommendation of the Chairman.

Process for Communications with Directors

We maintain a process for stockholders and interested parties to communicate with the Board of Directors or any individual director. ATI stockholders or interested parties who want to communicate with the Board or any individual director can write to:

Allegheny Technologies Incorporated
Corporate Secretary
Board Administration
1000 Six PPG Place
Pittsburgh, PA 15222-5479

or call 1-877-787-9761 (toll free). Your letter or message should indicate whether you are an ATI stockholder. Depending on the subject matter, the Corporate Secretary will:

•	forward the communication to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly when, for example, it is a request for information about the Company or it is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or it relates to an improper or irrelevant topic.

At each Board meeting, the Corporate Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request.

2010 Annual Meeting and Stockholder Proposals

Under Rule 14a-8 of the Securities and Exchange Commission, proposals of stockholders intended to be presented at the 2010 Annual Meeting of Stockholders must be received no later than November 25, 2009 for inclusion in the proxy statement and proxy card for that meeting. In addition, the Company’s certificate of incorporation provides that in order for director nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice thereof in writing to the Corporate Secretary. The notice must contain certain information, including information about the proposal and the interest, if any, of the stockholder who is making the proposal, as well as the name, address and share ownership of the stockholder giving notice.

Stockholders may nominate candidates for election to the Board by following the procedures described in ATI’s certificate of incorporation. Stockholder-recommended candidates will be evaluated on the same basis as other candidates. The provisions of ATI’s certificate of incorporation generally require that written notice of a nomination be received by the Corporate Secretary, who will forward the information to the Nominating and Governance Committee of the Board of Directors for the Committee’s consideration. The notice must contain certain information about the nominee, including his or her age, address, occupation and share ownership, as well as the name, address and share ownership of the stockholder giving notice.

For all such notices to be timely, the provisions of the Company’s certificate of incorporation generally require that notice be received by the Corporate Secretary not less than 75 days and not more than 90 days before the first anniversary of the date of the preceding year’s annual meeting. For our annual meeting in the year 2010, we must receive this notice on or after February 6, 2010 and on or before February 21, 2010.

Stockholders may obtain a copy of the full text of the provisions of our certificate of incorporation by writing to the Corporate Secretary, Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, PA 15222-5479. A copy of our certificate of incorporation has been filed with the Securities and Exchange Commission and can be viewed on our web site at www.alleghenytechnologies.com by first clicking “About Us” and then “Our Corporate Governance.”

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address and the same last name by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for the Company. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once stockholders have received notice from their broker or the Company that materials will be sent in the householding manner to the stockholder’s address, householding will continue until otherwise notified or until the stockholder revokes such consent. If, at any time, stockholders no longer wish to participate in householding and would prefer to receive a separate proxy statement, they should notify their broker, if shares are held in a brokerage account, or the Company, if holding registered shares. The Company will deliver promptly, upon written or oral request, a separate copy of the annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered. Any such notice should be addressed to the Corporate Secretary of the Company at 1000 Six PPG Place, Pittsburgh, PA 15222-5479, or notice may be given by calling the Company at (412) 394-2800 (i) to receive a separate copy of an annual report or proxy statement for this meeting, (ii) to receive separate copies of those materials for future meetings, or (iii) if the stockholder shares an address and wishes to request delivery of a single copy of annual reports or proxy statements, if now receiving multiple copies of annual reports or proxy statements.

STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the Securities and Exchange Commission (SEC) require the Company to disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors and statutory insiders. Based upon a review of filings with the SEC and written representations, the Company believes that, in 2008, the Company’s directors and statutory insiders complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 and all filings by these individuals with respect to Company Common Stock were made on a timely basis.

Five Percent Owners of Common Stock

The individuals and entities listed in the following table are beneficial owners of five percent or more of Company Common Stock as of December 31, 2008, based on information filed with the SEC. In general, “beneficial ownership” includes those shares a person has the power to vote or transfer, and options to acquire Common Stock that are exercisable currently or within 60 days.

	Amount and Nature of		Percent of
Name and Address of Beneficial Owner	Beneficial Ownership		Class(4)

Capital Group International, Inc.	12,987,850	(1)	13.3%
Capital Guardian Trust Company 11100 Santa Monica Boulevard Los Angeles, CA 90025
The Guardian Life Insurance Company of America	6,265,429	(2)	6.4%
7 Hanover Square H-26-E New York, NY 10004
Riofisa Holding, S.L.	5,121,000	(3)	5.3%
Arbea Campus Empresarial Edificio 5 Carretera de Fuencarral a Alcobendas M 603 Km 3’800 Alcobendas (Madrid) Spain

(1)	Based on a Schedule 13G filing under the Securities Exchange Act of 1934 made on February 12, 2009 by Capital Group International, Inc. (“CGII”) and Capital Guardian Trust Company (“CGTC”). CGII had sole voting power with respect to an aggregate of 11,180,990 shares and sole dispositive power with respect to an aggregate of 12,987,850 shares at December 31, 2008. CGTC had sole voting power with respect to an aggregate of 5,116,720 shares and sole dispositive power with respect to an aggregate of 6,302,580 shares at December 31, 2008. CGII and CGTC disclaim beneficial ownership of 12,987,850 shares and 6,302,580 shares, respectively.

(2)	Based on a Schedule 13G filing under the Securities Exchange Act of 1934 made on February 10, 2009 by The Guardian Life Insurance Company of America, which shares voting power and dispositive power with respect to an aggregate of 6,265,429 shares with both Guardian Investor Services LLC and RS Investment Management Co. LLC at December 31, 2008.

(3)	Based on a Schedule 13G filing under the Securities Act of 1934 made on June 9, 2008 by Riofisa Holding, S.L, which had sole voting and sole dispositive power with respect to an aggregate of 5,121,000 shares at May 30, 2008.

(4)	As of December 31, 2008, there were 97,330,966 shares of Company Common Stock outstanding.

Stock Ownership of Management

The following table sets forth the shares of Common Stock reported to the Company as beneficially owned as of February 22, 2009 by the nominees for director, the continuing directors, each officer named in the Summary Compensation Table (“named officers”) and all directors, nominees, named officers and other statutory insiders as a group.

	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership(1)	Class(2)

Diane C. Creel	15,789	*
James C. Diggs	4,629	*
Terry L. Dunlap	69,222	*
Richard J. Harshman	157,091	*
J. Brett Harvey	5,091	*
L. Patrick Hassey	529,946	*
Barbara S. Jeremiah	2,972	*
Michael J. Joyce	6,558	*
Douglas A. Kittenbrink	36,412	*
James E. Rohr	19,982	*
Louis J. Thomas	6,365	*
John D. Turner	12,526	*
Jon D. Walton	163,205	*

All directors, nominees, named officers and other statutory insiders as a group (14)	1,075,402	1.1

*	Indicates beneficial ownership of less than one percent (1%) of the outstanding shares of Company Common Stock.

(1)	The table includes shares of restricted stock (with respect to directors) and performance/restricted stock (with respect to named officers and statutory insiders) in the following amounts: each of Ms. Creel and Messrs. Diggs, Joyce, Rohr, Thomas and Turner, 2,224; Mr. Harvey, 1,601; Ms. Jeremiah, 972; Mr. Hassey, 118,786; each of Messrs. Harshman and Walton, 34,920; Mr. Kittenbrink, 11,289; and Mr. Dunlap, 25,800; and all directors, nominees, named officers and other statutory insiders as a group, 260,890. The table includes shares held in the Company’s 401(k) plans for the accounts of Messrs. Kittenbrink and Walton and other members of the group and shares held jointly with the named individuals’ spouses.

The table also includes the following shares where beneficial ownership is disclaimed: 47,257 shares owned by Mr. Hassey’s spouse; 25,687 shares owned by Mr. Harshman’s spouse; 45,599 shares owned by Mr. Walton’s spouse; and 273 shares held by the spouses of other statutory insiders.

The table includes shares issuable pursuant to options that are currently exercisable or may become exercisable on or before April 30, 2008 in the following amounts: Mr. Harshman, 15,000; Mr. Joyce, 1,000; Mr. Rohr, 7,567; Mr. Thomas, 2,000; Mr. Turner, 3,000; Mr. Walton, 15,000; and for all directors, nominees, named officers and other statutory insiders as a group, 43,567.

(2)	The percentages in the column were calculated based on 97,330,966 outstanding shares of Company Common Stock at December 31, 2008. As of February 22, 2009, there were 98,025,965 shares of Company Common Stock outstanding.

PROPOSALS REQUIRING YOUR VOTE

Election of Directors — Item A on Proxy Card

The Board of Directors has nominated for election four incumbent directors. Diane C. Creel, James E. Rohr and Louis J. Thomas are Class I directors standing for re-election to the Board for a three-year term expiring in 2012. Barbara S. Jeremiah, a Class II director, was elected by the Board in October 2008 and is standing for election to the Board for a one-year term expiring in 2010. The Board of Directors determined that each of the nominees qualifies for re-election under the criteria for evaluation of directors described under “Identification and Evaluation of Candidates for Director” on page 11 of this Proxy Statement. The Board of Directors determined that Mses. Creel and Jeremiah, and Messrs. Rohr and Thomas qualify as independent directors under applicable rules and regulations and the Company’s categorical Board independence standards. See “Identification and Evaluation of Candidates for Director” at page 11 of this Proxy Statement and “Number and Independence of Directors” at page 5 of this Proxy Statement.

The United Steelworkers (“USW”) initially proposed the nomination of Louis J. Thomas in connection with the 2004 labor negotiations with Allegheny Ludlum Corporation, a Company subsidiary. At that time, the Company agreed that the International President of the USW may propose a nominee for election as a director of the Company to the Company’s Chairman, President and Chief Executive Officer. The USW nominee is to be a prominent individual with experience in public service, labor, education or business who meets the antitrust and conflicts of interest screening required of all Company directors. Upon recommendation by the Nominating and Governance Committee and election to the Board, the USW nominee is expected to serve as a director during the term of the labor agreement.

The four nominees who receive the highest number of votes cast will be elected. If you sign and return your proxy card, the individuals named as proxies on the card will vote your shares FOR the election of the four nominees named below unless you provide other instructions. You may withhold authority for the proxies to vote your shares on any or all of the nominees by following the instructions on your proxy card. If a nominee becomes unable to serve, the proxies will vote for a Board-designated substitute or the Board may reduce the number of directors. The Company has no reason to believe that any of the four nominees for election named below will be unable to serve.

Background information about the nominees and the continuing directors, including their business experience during the past five years, follows.

THE BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE FOR THE ELECTION OF THE FOUR NOMINEES
LISTED ON THE NEXT PAGE.

Nominees — Term to Expire at the 2012 Annual Meeting (Class I)

Diane C. Creel

Age:	60

Director Since:	1996

Recent Business Experience:	Prior to her retirement in September 2008, Ms. Creel served as Chairman, Chief Executive Officer and President of Ecovation, Inc., a subsidiary of Ecolab Inc. and a waste stream technology company using patented technologies, since May 2003. Ecovation, Inc. became a subsidiary of Ecolab, Inc. in February 2008. Previously, Ms. Creel served as Chief Executive Officer and President of Earth Tech, an international consulting engineering firm, from 1992 to May 2003.

Other Directorships:	Goodrich Corporation.

James E. Rohr

Age:	60

Director Since:	1996

Principal Occupation:	Chairman and Chief Executive Officer, The PNC Financial Services Group, Inc., a diversified financial services organization.

Recent Business Experience:	Mr. Rohr served as President of The PNC Financial Services Group from 1992 to 2002 and assumed the position of Chief Executive Officer in 2000. He was named Chairman in 2001.

Other Directorships:	Equitable Resources, Inc., The PNC Financial Services Group, Inc., and BlackRock, Inc. The PNC Financial Services Group, Inc. holds approximately a 34% interest in BlackRock, Inc.

Louis J. Thomas

Age:	66

Director Since:	2004

Recent Business Experience:	Mr. Thomas served as Director, District 4, United Steelworkers for the Northeastern United States and Puerto Rico prior to his retirement in May 2004.

Nominee — Term to Expire at the 2010 Annual Meeting (Class II)

Barbara S. Jeremiah

Age:	57

Director Since:	2008

Recent Business Experience:	Prior to her retirement in January 2009, Ms. Jeremiah served as Executive Vice President of Alcoa, Inc. from July 2002 until July 2008, when she also assumed the position of Chairman’s Counsel.

Other Directorships:	Equitable Resources, Inc.

Continuing Directors — Term to Expire at the 2010 Annual Meeting (Class II)

L. Patrick Hassey

Age:	63

Director Since:	2003

Principal Occupation:	Chairman, President and Chief Executive Officer of Allegheny Technologies Incorporated.

Recent Business Experience:	Mr. Hassey has been President and Chief Executive Officer of the Company since October 2003. He was elected to the Company’s Board of Directors in July 2003 and assumed the position of Chairman in May 2004. Prior to this position, he worked as an outside management consultant to Allegheny Technologies’ executive management. Mr. Hassey was Executive Vice President and a member of the corporate executive committee at Alcoa Inc. at the time of his early retirement in February 2003. He had served as Executive Vice President of Alcoa and Group President of Alcoa Industrial Components from 2000 to 2002. Prior to 2000, he served as Executive Vice President of Alcoa and President of Alcoa Europe Inc.

Other Directorship:	Ryder System, Inc.

John D. Turner

Age:	63

Director Since:	2004

Recent Business Experience:	Mr. Turner served as Chairman and Chief Executive Officer of Copperweld Corporation, a manufacturer of tubular and bimetallic wire products, until his retirement in March 2003.

Other Directorship:	Matthews International Corporation

Continuing Directors — Term to Expire at the 2011 Annual Meeting (Class III)

James C. Diggs

Age:	60

Director Since:	2001

Principal Occupation:	Senior Vice President, General Counsel and Secretary of PPG Industries, Inc., a producer of coatings, glass and chemicals.

Recent Business Experience:	Mr. Diggs has been Senior Vice President, General Counsel of PPG Industries, Inc. since 1997. He assumed the position of Secretary in September 2004.

J. Brett Harvey

Age:	58

Director Since:	2007

Principal Occupation:	President and Chief Executive Officer of CONSOL Energy, Inc., a high Btu bituminous coal and coal bed methane company, since 1998, and Chairman and Chief Executive Officer of CNX Gas Corporation (a subsidiary of CONSOL Energy, Inc.) since January 2009.

Recent Business Experience:	Prior to 1998, he was President and Chief Executive Officer of PacifiCorp Energy Inc., and served in several other management positions at PacifiCorp.

Other Directorships:	CONSOL Energy, Inc., CNX Gas Corporation (a subsidiary of CONSOL Energy, Inc.), and Barrick Gold Corporation

Michael J. Joyce

Age:	67

Director Since:	2004

Recent Business Experience:	Mr. Joyce served as New England Managing Partner of Deloitte & Touche USA LLP, a public accounting firm, prior to his retirement in May 2004.

Other Directorships:	A. C. Moore Arts & Crafts, Inc. (Chairman of the Board) and Brandywine Realty Trust.

Ratification of Selection of Independent Auditors — Item B on Proxy Card

Ernst & Young LLP (“Ernst & Young”) has served as independent auditors for the Company since August 15, 1996. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters. The Audit Committee of the Board of Directors believes that Ernst & Young is knowledgeable about the Company’s operations and accounting practices and is well qualified to act in the capacity of independent auditors.

In appointing Ernst & Young as the Company’s independent auditors for the fiscal year ending December 31, 2009, and making its recommendation that stockholders ratify the appointment, the Audit Committee considered whether the audit and non-audit services Ernst & Young provides are compatible with maintaining the independence of the our outside auditors.

If the stockholders do not ratify the selection of Ernst & Young, the Audit Committee will reconsider the appointment of Ernst & Young as the Company’s independent auditors.

Representatives of Ernst & Young will be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions following the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS
INDEPENDENT AUDITORS FOR FISCAL YEAR 2009.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy that sets forth the manner in which the Audit Committee will review and approve all services to be provided by Ernst & Young before the firm is retained to perform the service. Under this policy, the engagement terms and fees of all audit services and all audit-related services are subject to the specific pre-approval of the Audit Committee. In addition, while the Committee believes that the independent auditor may be able to provide tax services to the Company without impairing the auditor’s independence, absent unusual circumstances, the Audit Committee does not expect to retain the independent auditor to provide tax services. Under the policy, the Committee has delegated limited pre-approval authority to the Chair of the Committee with respect to permitted, non-tax related services; the Chair is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit and non-audit services provided by Ernst & Young in 2008 and 2007.

Independent Auditor: Services and Fees

The fees and expenses billed by Ernst & Young for the indicated services performed during 2008 and 2007 were as follows:

Service	2008	2007

Audit fees	$3,160,000	$3,018,000
Audit-related fees	224,000	348,000
Tax fees	26,000	—
All other fees	4,000	4,000

Total	$3,414,000	$3,370,000

“Audit fees” consisted of fees related to the annual audit of the Company’s consolidated financial statements and review of the financial statements in our Quarterly Reports on Form 10-Q, Sarbanes-Oxley Section 404 attestation services, audit and attestation services related to statutory or regulatory filings, the issuance of consents, and captive insurance company audits.

“Audit-related fees” consisted of fees related to the audits of employee benefit and pension plans.

“Tax fees” consisted of fees related to IRS transcript reviews.

“All other fees” consisted of subscriptions to Ernst & Young’s web-based EYOnline accounting reference library.

Audit Committee Report

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2008, which include the consolidated balance sheets of the Company as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2008, and the notes thereto (collectively, the “Financial Statements”).

Management is responsible for the Company’s internal controls and financial reporting process. Ernst & Young LLP (“Ernst & Young”), the Company’s independent auditors, are responsible for performing an independent audit of the Company’s Financial Statements in accordance with generally accepted auditing standards and expressing an opinion as to their conformity with generally accepted accounting principles and for attesting to management’s report on the Company’s internal control over financial reporting. One of the Audit Committee’s responsibilities is to monitor and oversee the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting.

The Audit Committee has reviewed, met and held discussions with the Company’s management, internal auditors, and the independent auditors regarding the Financial Statements, including a discussion of quality, not just acceptability, of the Company’s accounting principles, and Ernst & Young’s judgment regarding these matters.

The Audit Committee discussed with the Company’s internal auditors and independent auditors matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU§ 380). The Audit Committee met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee has also discussed with Ernst & Young matters required to be discussed by applicable auditing standards.

The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has also considered the compatibility of non-audit services with Ernst & Young’s independence. This information was also discussed with Ernst & Young.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors at the February 19, 2009 meeting of the Board that the Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission. The Board has approved this inclusion.

Submitted by:
AUDIT COMMITTEE, whose members are:
Michael J. Joyce, Chairman
James C. Diggs
Barbara S. Jeremiah
Louis J. Thomas
John D. Turner

OTHER BUSINESS

The Company knows of no business that may be presented for consideration at the meeting other than the items indicated in the Notice of Annual Meeting. If other matters are properly presented at the meeting, the persons designated as proxies on your proxy card may vote at their discretion.

Following adjournment of the formal business meeting, L. Patrick Hassey, Chairman, President and Chief Executive Officer, will address the meeting and will hold a general discussion period during which the stockholders will have an opportunity to ask questions about the Company and its business.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Personnel and Compensation Committee (referred to in this Report as the “Committee”) has reviewed and discussed the following Compensation Discussion and Analysis with Company management. Based on such review and discussion, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2009 Proxy Statement. The Committee furnishes this Report for inclusion in the 2009 Proxy Statement and recommends its inclusion in the Company’s annual report on Form 10-K.

Submitted by:
PERSONNEL AND COMPENSATION
COMMITTEE, whose members are:
James E. Rohr, Chairman
Diane C. Creel
J. Brett Harvey

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) reviews the Company’s executive compensation programs, and the policies and decisions of the Personnel and Compensation Committee of the Board of Directors (the “Committee”) with respect to the Company’s named executive officers listed in the Summary Compensation Table on page 39 (the “named officers”).

The Committee has a two-fold task with respect to the Company’s compensation programs:

•	linking executives’ compensation to performance objectives that mesh with the Company’s business plans and advance the interests of its stockholders, and

•	supervising management’s implementation of the compensation programs for the Company’s other key employees.

The purposes of the Company’s executive compensation programs are:

•	to provide compensation levels benchmarked to attract and retain exceptional managerial talent for the present and future, and

•	to offer incentive-based programs in order to challenge managers to achieve business goals within their area of authority and in the interests of Company stockholders.

The Company uses a “pyramid” approach to administer its compensation programs. Under this “pyramid” approach, an individual’s position and level of responsibility determines the compensation plans in which the individual is entitled to participate. The performance pyramid below summarizes the principles of each of the compensation plans in which the named officers participate.

© 2009 ATI

Key Executive Performance Plan (“KEPP”)

The KEPP is a cash-based incentive plan with a three-year performance measurement period. Only the members of management’s executive committee (a group that includes the named officers) are eligible to participate in this plan. Performance is measured by the degree to which pre-set Company income before tax level and specific operational, team-oriented goals are achieved over the three-year period. The purpose of the program has been to drive the Company’s earnings and simultaneously target the specific business objectives over the three-year period. The overall objective has been to reposition the Company to achieve long-term, profitable growth.

Total Shareholder Return Incentive Compensation Program (“TSRP”)

Under the TRSP, awards denominated in shares of Company Common Stock are earned to the extent that returns on Company Common Stock (generally, trading price increase plus dividends) exceed the returns on common stock of members of a peer group over a three-year performance measurement period. Approximately 50 key executives (including the named officers) participate in this plan. The purpose of this program is to focus management directly on returns to stockholders.

Performance/Restricted Stock Program (“PRSP”)

Shares of performance/restricted stock are awarded to participants under the PRSP. The restrictions provide that one-half of each award will vest, if at all, only if pre-set earnings targets are achieved over a three-year period. Vesting of the other half will accelerate if the performance targets are reached after three years but otherwise will vest only if the employee is employed by the Company on the fifth anniversary of the grant. Approximately 100 key managers participate in this plan (including the named officers). However, because this broader group of managers represents the pool of talent for future management, the plan has a time-based vesting retention feature. This program is primarily designed to drive Company earnings.

Annual Incentive Plan (“AIP”)

The AIP is a cash-based, annual incentive bonus plan in which approximately 350 key employees participate (including the named officers). Performance is measured based on a weighted formula that takes into account operating earnings, operating cash flow, manufacturing improvements, employee safety, environmental compliance and responsiveness to customers. This diverse matrix of measures allows the Committee, for the named officers, to direct attention to goals and achievements within each participant’s direct control.

Base Salary

All salaried employees are paid a base salary that is benchmarked against a group of public companies with which the Company competes for salaried employees. For reasons driven by the geography of the Company’s operating locations and based on skill-set requirements, the peer group for salary benchmarking is somewhat different from the peer group used for measuring relative stock price returns. The peer group for stock price returns is focused more on the Company’s industrial and capital markets classifications.

Compensation Philosophy

For many years, and continuing in 2008, the Committee’s approach to all manager compensation has been to offer a package consisting of base salary competitive with an identified peer group of companies and incentive opportunities that are performance-oriented and linked to the interests of stockholders. The Committee develops a prudent balance of annual and three-year measures to discourage inappropriate risk. With respect to the named officers, the program consists of base salary, potential annual cash-based incentives, and longer-term (generally three-year) cash and/or equity compensation plans. The Committee’s intention is for a substantial portion of the named officers’ compensation to be at risk, and for total compensation for the named officers to be at approximately the midpoint of peer group compensation, if actual Company performance is at the midpoint of actual peer group performance.

The Committee has consistently determined that the executive compensation program be:

•	Performance-oriented with opportunities for superior compensation for superior results;

•	Attractive for long-term careers with the Company;

•	Linked to the interests of stockholders; and

•	Competitive in the aggregate.

Performance-Oriented

The Committee believes that management employees should have significant portions of compensation at risk by linking compensation to the attainment of Company performance goals — that is, the more senior the manager, the larger percentage of compensation should be at risk. The Committee believes that, if performance exceeds goals, total compensation should exceed the midpoint of compensation for the peer group described below, and that total compensation should be less than the midpoint of the peer group if actual Company performance is not at target levels.

The Committee views the executive compensation program as a management tool that, through goal and target setting, encourages the management team to achieve or surpass the Company’s business objectives. The array of goals and targets used as incentives across all management levels, which include both financial performance measures as well as pre-set goals within a particular participant’s area of responsibility, are designed to encourage a team-oriented approach to achieving Company profitability objectives and positioning the Company for the challenges of the future. The Committee scales compensation challenges and opportunities by level of responsibility and focuses performance on measures particular managers can most directly influence. The Committee believes that the performance goals and targets will challenge, attract and retain superior managers experienced in the Company’s businesses and direct their efforts toward achieving specific tasks that the Board and senior executives determine to be necessary for profitable growth.

Attractive for Long-Term Careers

The executive compensation program is designed to attract and retain a deep pool of managerial talent that shares the Company’s commitment to enhancing stockholder value in the short and longer terms. Base salaries are generally intended to be at the approximate mid-point of the peer groups described below. In addition, the Company offers a number of competitive retirement plans which are described in more detail under the heading “Other Compensation Policies — Defined Contribution Plans.”

Linking Compensation to the Interests of Stockholders

Over the last several years, the Committee has implemented its pay-for-performance philosophy by using performance metrics, such as earnings, income before taxes and stock price performance, as the principal goals for the performance-oriented programs, particularly for the named officers. Since 2004, the Company’s business plans have progressively focused on the profitable growth of the Company, proceeding through stages of reversing losses incurred in years prior to 2004, then diversifying the Company’s mix of products and then toward achieving market leadership in core product lines with an emphasis on the most profitable product lines. Throughout, the Company’s business plans have focused on internal generation of the funds necessary for sustainable profitable growth and product and end market diversification. The Committee believes that focusing compensation programs first on earnings, income before taxes and stock performance directs management’s energies toward achieving those longer term goals.

The Company also has implemented stock ownership guidelines for its directors and officers, as discussed in the “Other Compensation Policies” section on page 36 of this proxy statement.

Competitive in the Aggregate

The Committee reviews with outside advisors Mercer Human Resources Consulting, Inc. (“Mercer”) and K&L Gates LLP the compensation forms and practices at peer groups of companies (i) with which the Company competes for talent and skill sets in the Company’s multiple locations and (ii) in our industrial classification. The Committee uses this information as benchmarks to set base compensation levels throughout the management team at approximate mid-points of these groups. As described above, the incentive portions of the compensation programs provide opportunities to earn additional amounts if performance goals are met or exceeded, or less if performance goals are not met.

Process

Role of the Committee

The Personnel and Compensation Committee is composed of three independent, non-employee directors. With regard to the named officers and other members of management’s executive committee, the Committee has the sole responsibility to carry out the Company’s overarching policy of linking the compensation program to the interests of stockholders. The Committee also has the responsibility to outline the programs for management employees more generally and to supervise management’s implementation of those programs to ensure a continuing source of leadership for the Company.

Monitoring of Performance and Progress Throughout the Year

The Committee meets periodically during the year to monitor Company and individual performance. At these meetings, the Committee is provided with current but unaudited financial data and with internal Company reports on key performance measures to determine management’s interim progress toward achieving business objectives and the potential payouts under the plans. Portions of these meetings are attended by members of executive management and, from time to time, by the Committee’s outside compensation and legal advisors. These meetings assist the Committee with its evaluation of whether the compensation programs continue to support and direct performance as required to achieve the Company’s business goals.

Compensation Advisors

For 2008, the Committee retained Mercer to serve as its independent outside compensation consultant. Mercer assists the Committee in reviewing the continued suitability of the peer group used for setting base pay amounts and stockholder return achievement, and reports on comparable company executive compensation practices. The compensation advisors are retained solely by the Committee and are responsible only to the Committee.

Peer Group Companies and Benchmarking

The Committee recognizes that there are no public companies that engage in the full range of the Company’s specialty metals production, fabrication, marketing and distribution. The Committee has selected the peer group companies on the bases of relative similarity to one or more of the aspects of the Company’s businesses and on the risk profiles typically assigned by the capital markets.

The Committee recognizes that some companies in the peer group are more heavily involved in one aspect of the Company’s business than in others. For example, two members of the peer group are involved almost exclusively in the titanium business (and one more in fabrication than production) while others’ businesses are primarily focused on less specialized stainless steel production and distribution, and some are more heavily involved in sales rather than in production or fabricating. However, on balance, the Committee believes the peer group is representative of companies in the Company’s industry that serve similar markets and the balance of companies allows for effective benchmarks to inform Committee judgments.

In 2008, the Committee expanded the Company’s peer group to include eleven additional companies. The number of companies in the prior group had decreased due to acquisitions. The current peer group is a broader group of companies, and reflects a broader view of the Company’s products, markets and services. For 2008 (including the 2008-2010 performance period), the peer group consisted of the following companies:

AK Steel Holding Corporation	Precision Castparts Corp.
Alcoa Inc.	Quanex Corporation**
Brush Engineered Materials	Reliance Steel & Aluminum Co.
Carpenter Technology Corporation	RTI International Metals, Inc.
Castle (AM) & Co.	Schnitzer Steel Industries, Inc.
Commercial Metals	Steel Dynamics, Inc.
Gerdau Ameristeel Corp.	Timken Co.
Kennametal Inc.	Titanium Metals Corporation
Ladish Co.	United States Steel Corporation
Metal Management Inc.*	Universal Stainless & Alloy Products
Nucor Corporation	Worthington Industries

* Metal Management Inc. was acquired by SIMS Group Ltd in March 2008.

** The steel business of Quanex Corporation was acquired by Gerdau Ameristeel Corp. in April 2008.

The “Five-Year Total Stockholder Return” section of this Proxy Statement shows the peer groups’ performance over the past five years relative to Company performance and the S&P 500 Index.

In addition to peer group information, Mercer also provides the Committee with information as to the compensation practices across a wider group of industrial companies. This “benchmarking” process assists the Committee with assessing the competitiveness of the Company’s programs and earnings opportunities relative to, as well as determining the approaches to compensation used by, the peer companies and other industrial enterprises.

Inherent in this process is a review of the financial performance of such companies to determine the relative efficacy of the programs they use in comparison to the Company’s goals and plans. The Committee considers the Company’s financial performance and other information they receive in the course of their service on the Board of Directors and on other Board committees. All of the foregoing information enables the Committee to evaluate the relative performance of the Company’s senior management team individually and in the aggregate and to make informed judgments concerning compensation programs, methods and award opportunities.

The Committee believes that the benchmarking process provides an important frame of reference for measurement and a perspective of competitive practices, but should not be the sole determinant of compensation practices at the Company. The Committee also takes into account the Company’s specific business plans and opportunities in order to fashion compensation programs intended to incentivize employees to achieve the Company business plans.

Internal Pay Equity

The Committee has been advised by Mercer regarding the relative compensation among named officers. For the past several years, the Committee’s practices for setting base compensation and incentive opportunities for named officers have differed from practices used by companies within the peer group. Peer company practices generally focus on job function. Instead, the Committee has elected for the last several years (including 2008) to support a team-oriented and collective responsibility approach by approving equal base salary and incentive opportunities for the executive vice presidents of the Company. In setting compensation opportunities, the Committee maintains an approximate ratio from year to year between the CEO compensation opportunities and the compensation opportunities of the executive vice presidents of the Company. Recognizing the ultimate management responsibility of the CEO, base pay and compensation opportunities are significantly greater for the CEO than for executive vice presidents of the Company. However, the Committee has been advised by Mercer that the degree of difference between the CEO of the Company and the executive vice presidents of the Company is not as great as in companies within the peer group.

Implementation of Compensation Levels and Opportunities

Near the end of each year, the Board (including members of the Committee) receives the Company’s annual and longer-term business plans and has several opportunities to question management about those plans. For the last several years, at the Committee’s January meeting, the Committee thoroughly discussed which compensation programs, levels and goals were effective for the performance measurement periods then recently ended in December and which programs, levels and goals would optimize the achievement of the Company’s business plans for future periods. Generally, at the Committee’s next meeting, in February or March, the Committee authorizes compensation programs for future periods and sets specific performance goals for senior management in light of approved business plans. In addition, at that time, the Committee designs compensation programs for other members of the management group and directs senior managers to make awards under those programs consistent with guidelines given by the Committee. Members of executive management, primarily the CEO, have the discretion to fashion specific awards to key employees who are not named officers. No compensation awards under the long-term compensation plans have been made after the Committee’s February or March meeting in which compensation programs are authorized for future periods, as discussed above. However, awards may be made under the Annual Incentive Plan after that time and awards under the AIP can be adjusted or pro-rated as necessary during the course of the year.

When setting compensation under the AIP and for the three-year performance measurement periods of the longer term incentive plans, the Committee looks to the prospective periods, and does not take into account amounts earned in prior periods. The peer review process indicates this to be the industry practice. Moreover, the Committee does not believe it to be in the best interests of the Company to reduce prospective compensation opportunities merely because excellent performance in past periods has produced maximum cash awards and has caused the value of equity awards to increase significantly from the value on date of grant.

At its target setting meetings and its periodic monitoring meetings, the Committee provides Mercer with the opportunity to ask questions and discuss concepts without the presence of Company personnel.

Committee Discretion

The Committee has always retained broad discretion to make compensation awards for recruitment and retention purposes as well as to reward extraordinary performance. The key concept in the named officer compensation program is and has been to provide comparatively modest compensation for average performance but to recognize superior performance with top quartile compensation. The Committee has the discretion to make awards above the amounts awarded under any plan to recognize extraordinary performance. In past years, the Committee exercised its discretion to increase awards when circumstances indicated it to be appropriate. The Committee did not exercise this overarching discretion in 2008 with regard to any employees, including the named officers.

Compensation Elements

Base Salary

The Committee views the executive compensation program as integrated through several levels of the Company’s management employees. Base salary for the named officers was benchmarked using a peer group survey prepared by Mercer. In general, base compensation for the named officers is set at or near the mid-point of the peer group. However, for 2008, the Committee was advised by Mercer that, even after giving effect to the February 2008 increases to the base salaries of the named officers, base salaries for the Company’s named officers were still less than the 50th percentile of base pay for the peer group. Rather than increasing base salaries to match the peer group, the Committee chose to increase the opportunities of the named officers to earn incentive compensation under the Company’s existing long-term incentive compensation plans, as discussed below. See the “Salary” column of the Summary Compensation Table on page 39 for more information regarding the 2008 base salaries of the named officers.

Annual Incentive Plan or “AIP”

Overview. The AIP is a cash-based, incentive bonus plan in which approximately 350 key employees (including the named officers) participate. Performance is measured based on a weighted formula that takes into account operating earnings, operating cash flow, manufacturing improvements, employee safety, environmental compliance and responsiveness to customers. This diverse matrix of measures allows the Committee, for senior managers (including the named officers), and management, for other managers, to direct attention to goals and achievements within each participant’s direct control. A prerequisite to any award under the AIP is compliance with ATI’s Corporate Guidelines for Business Conduct and Ethics.

Performance Criteria. In considering performance targets for the 2008 AIP, the Committee took into account the Company’s business and operations plans. Corporate wide goals are set in a bottom-up process. Each operating division’s business plan and business conditions for 2008 were separately reviewed in setting targets, as were the expectations for manufacturing improvements, safety and environmental improvements, and customer responsiveness at each division. The resulting aggregate targets shown below are corporate wide and the focus for named officer compensation. The Committee recognized that opportunities for 2008 should allow for reasonable rewards for meeting, and larger amounts for exceeding, the performance goals that represented substantial challenges to AIP participants. The Company performance goals for 2008 consisted of the following components, weighted as indicated:

AIP Goal	Weighting

Operating Earnings Achievements	40%
Operating Cash Flow Achievements (before capital expenditures)	30%
Manufacturing Improvements	10%
(Inventory Turns 5%) (Yield Improvements 5%)
Safety and Environmental Compliance	10%
(Lost Time Incidents 5%) (Recordable Incidents 5%)
Customer Responsiveness	10%
(Delivery Performance 5%) (Quality/Complaints 5%)

The Committee selected these factors as the measurable indices of performance.

Relative weight was assigned to reflect the interests of stockholders, with earnings receiving the largest weighting followed closely by internal cash generation. However, the day-to-day hallmarks of performance, including inventory turns, yield, avoidance of lost time injuries, degree of safety and environmental compliance, meeting delivery goals and absence of customer complaints at the operating divisions are included, since these factors can give managers indicators of problems in a way to make timely corrections.

In setting the financial goals for these day-to-day measures, the Committee looks to prior year’s achievement and the planned activities at a particular operating division to set the requirements for the coming year.

The performance criteria are determined solely on a corporate-wide basis for all of the named officers except for Mr. Dunlap; that is, for Messrs. Hassey, Harshman, Kittenbrink and Walton, attainment of the performance goals for determining individual 2008 AIP bonuses was based on the performance of the Company as a whole. For Mr. Dunlap, attainment of the performance goals for determining his 2008 AIP bonus was based 20% on the degree to which the Company as a whole attained the foregoing predetermined performance levels with relative weighting, and 80% on the degree to which the Company’s ATI Allegheny Ludlum business unit attained the foregoing predetermined performance levels at the business unit level, with the same relative weighting.

Under the 2008 AIP, no payments were to be made to the named officers if the operating earnings achieved were less than the established minimum, notwithstanding the level of achievement of the other performance criteria for the year. For 2008, the threshold, target and maximum targets for the aggregate Operating Earnings Achievements and Operating Cash Flow Achievements, as defined, were as follows (in millions):

	Threshold	Target	Maximum

Operating Earnings Achievements (40%)	$909	$1,130	$1,251
Operating Cash Flow Achievements (before capital expenditures) (30%)	$533	$577	$649

The 2008 target level of operating earnings achievement was held approximately even with 2007 actual performance.

Award Opportunities. The opportunities for the named officers under the AIP, as measured in percentages of base pay, are set each year in connection with the review of peer group practices and levels in light of the philosophy to award equal opportunities to executive vice presidents. Individual AIP opportunities are granted at “Threshold,” “Target” and “Maximum” levels, which are predetermined levels of achievement of the performance goals and are expressed as a percentage of base salary. The table below sets forth the potential awards as percentages of base salary in effect for 2008 for each named officer:

Named Officer	Threshold	Target	Maximum

L. Patrick Hassey	87.5%	175%	350%
Richard J. Harshman	50%	100%	200%
Douglas A. Kittenbrink	50%	100%	200%
Jon D. Walton	50%	100%	200%
Terry L. Dunlap	40%	80%	160%

Level of Difficulty. The Committee sets the threshold, target and maximum levels for all AIP measures, including those relating to manufacturing improvements, safety and environmental compliance, and customer responsiveness, so the relative difficulty of achieving the target level is consistent from year to year. The objective is to achieve target, on average over a period of years, but to make it difficult to achieve the maximum payout in any given year. Over the past three years, the named officers received the maximum payout for 2006 and 2007 and payout above target for 2008.

Committee Discretion. Under the AIP, even if the operating earnings goals are met, the Committee retains negative discretion to reduce actual amounts payable to each individual by up to 20% if the individual does not achieve the other predetermined goals for that year. The Committee also has the discretion under the AIP to pay up to an additional 20% of an individual’s calculated award as annual bonus if the Committee determines that such additional amounts are warranted under the circumstances, including achieving financial performance in excess of the maximum performance goals set for the year. No discretionary additional amount would be performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee did not exercise discretion with regard to any awards under the AIP for any of the named officers in 2008.

The Performance/Restricted Stock Program or “PRSP”

Overview. Under the PRSP, shares of performance/restricted stock are awarded to participants. The earnings threshold under the PRSP is set with respect to a three-year business plan. The PRSP program is primarily designed to drive Company earnings. One-half of the awards under the PRSP have performance-based vesting only and the other half has both a performance-based and time vesting component, as more fully described below. Approximately 100 key managers participate in this plan (including the named officers). However, because the broader group of managers represents the pool of talent for future management, the plan includes the time-based vesting retention feature. Because of its retention element, the earnings levels in this plan are not as challenging as the earnings levels in other incentive programs.

Performance Criteria. In February 2008, the Committee determined that for the 2008-2010 performance measurement period:

•	One-half of the stock-based award granted will vest, if at all, only upon the Company’s achievement of at least an aggregate of $1.2 billion in net income (determined in accordance with U.S. generally accepted accounting principles) for the period of January 1, 2008 through and including December 31, 2010. If the net income target is not reached or exceeded on or before December 31, 2010, or if the individual leaves the employ of the Company for a reason other than retirement, death or disability, this one-half of the stock-based award will be forfeited.

•	The other one-half of the stock-based award is traditional restricted stock but also has a performance element. This one-half of each award will vest upon the earlier of (i) February 22, 2013 (if, except in the case of retirement, death or disability, the participant is still an employee of the Company on that date) or (ii) attainment of the $1.2 billion in net income performance criteria for the January 1, 2008 through December 31, 2010 period.

Shares may also vest under the PRSP upon death and disability.

The Committee decided to increase the minimum amount of net income required for vesting under the PRSP to $1.2 billion for the 2008-2010 measurement period from the $900 million requirement in the 2007-2009 performance measurement period. The Committee’s decision was motivated principally by the Company’s expectations for increased earnings at the time of grant.

Award Opportunities. The share amount of an individual’s performance/restricted stock award is calculated as a percent of base salary, based on the average trading price of the stock on the New York Stock Exchange on the date of the award, which was $84.445 per share on February 21, 2008. Furthering the Committee’s practices with respect to internal pay equities among the named officers, the respective percentages of base salary as set for 2008 used to determine the number of shares of performance/restricted stock for the named officers are as follows: Mr. Hassey, 200%, Messrs. Harshman, Kittenbrink and Walton, 125% and Mr. Dunlap, 100%. Dividends on performance/restricted stock granted in 2008 are paid in cash.

The Total Shareholder Return Incentive Compensation Program or “TSRP”

Overview. The TSRP is an equity-based incentive plan in which awards are denominated in shares of Company Common Stock and participants have an opportunity to earn a number of shares based on a comparison of the Company’s total stockholder return (change in stock price plus dividends paid, or “TSR”) for a three-year performance measurement period, compared to the TSR for the same performance measurement period of a peer group of companies approved by the Committee. The target number of shares awarded (the “Opportunity Shares”) is determined at the start of the three-year performance measurement period using a per share value equal to the average of the high and low trading prices over the 30 trading days immediately preceding the first day of the performance measurement period. The percentile rank of returns on the Company’s Common Stock, or TSR, compared with actual TSR of the peer group for a three-year performance measurement period determines the number of shares, if any, received by the participants at the end of the period. The purpose of this program is to focus management directly on returns to stockholders. Approximately 50 key executives (including the named officers) participate in this plan.

Performance Criteria. The Committee established a new TSRP performance measurement period starting on January 1, 2008 and ending on December 31, 2010. Under the terms of the TSRP, the Committee selected the eligible participants, established the Opportunity Shares for each participant, and constructed the peer group of companies for that performance measurement period. The peer group used for the 2008-2010 performance measurement period is set forth on page 27.

At the end of the 2008-2010 performance measurement period, participants can earn varying percentages of their individual Opportunity Shares depending on the percentile rank of the Company’s TSR for the performance measurement period as compared to the TSR of the peer group for the same period. Interpolation is made between these points. Company performance below the 25th percentile results in participants receiving no shares for the performance measurement period.

Award Opportunities. For the 2008-2010 performance measurement period, an individual’s Opportunity Shares was calculated by dividing a predetermined percentage of an individual’s base salary for 2008 by the average high and low trading prices of a share of Company Common Stock for the thirty trading days preceding January 1, 2008, or $91.084. The Opportunity Shares for each of the named officers are as follows: Mr. Hassey, 19,982; each of Messrs. Harshman, Walton and Kittenbrink, 5,874; Mr. Dunlap, 4,227.

For the 2008-2010 performance measurement period, the named officers can earn from 50% of their Opportunity Shares for Company performance at “threshold”, to 100% of the Opportunity Shares for Company performance at “target”, to a “maximum” of 300% of the Opportunity Shares for performance at the 90th percentile or above, as described above. The table below sets forth for each named officer for the 2008-2010 performance measurement period the percentage of the named officer’s base salary used to determine the number of shares awarded under the TSRP at various TSR percentiles.

	Percentage of Opportunity Shares Earned at Various TSR Percentiles
						(Maximum)
	(Threshold)	(Target)				90th Percentile and
	25th Percentile	50th Percentile	60th Percentile	70th Percentile	80th Percentile	Above

For all Named Officers	50%	100%	150%	200%	250%	300%

The number of shares of Company Common Stock earned, if any, are issued to the participants after the end of the performance measurement period. The number of shares earned, and their dollar value when earned, may exceed the dollar value of target at the time of the grant because this plan increases the number of shares that may ultimately be awarded for performance above the target level and because performance above the target level may contribute to a higher trading price. Similarly, depending on the Company’s performance, the number of shares ultimately received may be less than the target level and the dollar value of awards earned could be less than the dollar value of the awards when granted.

The Key Executive Performance Plan or “KEPP”

Overview. The KEPP is a cash-based incentive plan with a three-year performance measurement period. Only the members of management’s executive committee (a group that includes the named officers) are eligible to participate in this plan. The KEPP was established by the Committee initially in 2004 in order to keep the Company’s long-term incentive programs competitive with peer companies. The overall objective of the KEPP has been to reposition the Company to achieve long-term, profitable growth. For purposes of the compensation tables, three KEPP performance measurement periods are applicable: 2006-2008 (KEPP III), 2007-2009 (KEPP IV), 2008-2010 (KEPP V). See the KEPP graph on page 33 of this Proxy Statement.

As described below, cash targets under the KEPP are based on two levels — Level One and Level Two. Level One uses improvement in income before taxes (“IBT”) over a three-year base period to determine achievement. For the 2004-2006 performance measurement period, Level One achievement was measured using net income, rather than IBT. Beginning with the 2005-2007 performance measurement period, following the recapture of a deferred tax asset, the Committee changed the Level One measurement to IBT, so that the KEPP targets would not be distorted by the reversal of valuation allowances associated with the Company’s deferred tax asset. Level Two awards are based on the accomplishment of specific operational team tasks keyed to positioning the Company for future challenges, and are subject to the negative discretion of the Committee. No payments are permitted under Level Two if Level One achievements are below the threshold or at or above the maximum.

Performance Criteria. Since KEPP was adopted in 2004, its focus has been Company earnings because stockholders consider earnings when evaluating the Company’s performance and because earnings generate the resources for the Company to reposition itself through capital investment. The Level Two operational goals are developed as a roadmap for management to use to achieve the Level One financial goals.

For the 2006-2008 performance measurement period (KEPP III), the focus of the plan was to internally generate capital to invest in the higher margin businesses. The 2007-2009 performance measurement period (KEPP IV) focuses on optimizing the capital assets in which the Company invested over the recent past. The 2008-2010 performance measurement period (KEPP V) focuses on the completion of key capital improvement projects.

For purposes of the compensation tables, for the 2006-2008 performance measurement period of KEPP III, an aggregate of $900 million in income before taxes was required at threshold, and each of the successive nine gradients required an additional $100 million in aggregate income before taxes. No additional amount was paid for performance achieving income before taxes above the highest gradient. Actual income before taxes was nearly $2.9 billion; therefore, the KEPP III maximum performance levels were achieved for the 2006-2008 performance measurement period.

For the 2007-2009 performance measurement period of KEPP IV, an aggregate of $2.5 billion in income before taxes is required at threshold, and each of the successive nine gradients requires an additional $100 million in aggregate income before taxes. No additional amount will be paid for performance achieving income before taxes above the highest gradient.

For the 2008-2010 performance measurement period of KEPP V, an aggregate of $3.1 billion in income before taxes is required at threshold, and each of the successive nine gradients requires an additional $100 million in aggregate income before taxes. No additional amount will be paid for performance achieving income before taxes above the highest gradient.

KEPP Level One. Performance Criteria — Under Level One, participants will receive cash payments if, but only if, a predetermined level of aggregate IBT is attained or exceeded for the applicable performance measurement period, as set forth in the chart above. Level One bonus pools increase on a graduated scale as aggregate IBT increases through the specified gradients to a maximum level of aggregate IBT at the highest of the ten gradients. The Committee sets the IBT targets at levels it believes would drive year-over-year earnings growth for the Company. The Committee intends for the IBT targets for this plan to be particularly challenging. Through KEPP V, this required continued substantial improvement over the rolling three-year prior period, which in and of itself included exceeding previous record earnings years. For each KEPP performance measurement period through KEPP V other than the 2008-2010 period, the minimum threshold performance level exceeded the maximum level when compared to the prior KEPP performance measurement period.

Award Opportunities — For KEPP participants, Lever One target awards are set at one times base salary and achievement of each gradient of IBT above target increases potential awards by approximately one times base salary, to a maximum of ten times base salary.

Opportunities under KEPP are scaled so that the aggregate compensation of participants will be at or below median of the peer group if performance is less than the threshold level of payment, but will result in aggregate compensation to KEPP participants at approximately the 90th percentile of the peer group if performance is at the highest pre-set gradient. Threshold and gradients are intended to be substantial challenges to participants and, through KEPP V, were set with reference to improvements in IBT over the preceding period’s actual results. No additional amount will be paid for performance achieving IBT above the highest gradient.

Amounts payable under Level One are generally calculated as follows. Once the Company’s actual IBT achievement for the applicable performance measurement period is determined, the corresponding IBT gradient level is ascertained. Level One payments for each participant in KEPP are a multiple of that individual’s base pay in effect at the beginning of the three-year measurement period that corresponds to the actual IBT gradient achieved during the three-year measurement period.

For the completed 2006-2008 performance measurement period, actual IBT was nearly $2.9 billion, which means that the maximum IBT gradient was achieved. Thus, the KEPP participants received total award payments under Level One for the 2006-2008 performance measurement period at ten times their respective base salaries, of: Mr. Hassey $8,500,000, Mr. Harshman $4,000,000, Mr. Kittenbrink $4,000,000, Mr. Walton $4,000,000, and Mr. Dunlap $3,500,000. These amounts are shown in the column entitled “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table on page 39.

KEPP Level Two. The purpose of Level Two is to direct the actions of the management team to perform specific strategic actions that, if achieved, the Company expects will result in outstanding earnings over a three-year period. Level Two is a separate bonus pool formed if pre-set strategic action goals are achieved that permits participants to earn awards even if the pre-set financial goals under Level One are not achieved. This is due to the fact that certain goals under Level Two, by their nature, require more than one year to implement, and perhaps several years for it to be determined whether those goals were achieved. The specific goal tasks under Level Two are proprietary, but have in the past included acquiring assets required to penetrate predetermined niche markets, efficiently increasing the Company’s titanium production capacity, specific cost control measures, increasing overseas presence and production and other team-oriented tasks key to the Company’s long term business plan designed to fundamentally reposition the Company to succeed in cyclical markets. Therefore, Level Two permits KEPP participants to be rewarded for achieving the pre-set operational goals even though the benefits in earnings under Level One have been delayed. Level Two bonus pools, subject to the Committee’s negative discretion, increase at the same graduated scale used for Level One for the first five gradients of aggregate IBT, and thereafter, the Level Two bonus pool decreases on a graduated scale as aggregate IBT increases through the gradients so that no bonus pool under Level Two is available at the highest gradient of aggregate IBT. In each KEPP performance period since the inception of KEPP, no payments have been made under Level Two because actual earnings under Level One resulted in maximum KEPP payments. The Committee may exercise negative discretion to reduce any awards otherwise earned under Level Two based on the Committee’s evaluation of the extent to which designated key operational objectives are achieved.

Banking Feature. For the 2006-2008, 2007-2009 and 2008-2010 performance measurement periods, the KEPP plan has a “banking feature” whereby, if the actual achievement for any one or more years exceeds the average annual targets for that year, a KEPP payment may be reserved to be paid after the end of the measurement period at that achievement level. All “banked” amounts under the KEPP are not payable until the completion of the applicable performance measurement period and are subject to forfeiture prior to the end of the performance measurement period if employment is terminated for reasons other than death, disability or retirement. Once the relevant performance measurement period is completed, awards are paid out at the greater of the (i) performance level at the end of the period, or (ii) total of banked amounts for the first two years earned.

Employment Contracts and Change in Control Agreements

For retention purposes, the Committee has authorized two employment contracts and double trigger change in control severance agreements, all of which reflect competitive practices as advised by Mercer.

The two employment agreements to which the Company is a party are a three-year evergreened agreement with Mr. Hassey that was entered into when Mr. Hassey was recruited in 2003, and a one-year evergreened agreement with Mr. Walton that was entered into in 1996 when Allegheny Ludlum Corporation and Teledyne, Inc. combined. For a more detailed discussion of these agreements, see the “Employment and Change in Control Agreements” section of this Proxy Statement.

The Company has entered into a change in control agreement with each of the named officers except for Mr. Hassey. The change in control agreements are intended to better enable the Company to retain the named officers in the event that the Company is the subject of a potential change in control transaction and are in the interests of the Company and its stockholders. Based on past advice from the compensation consultant, the Committee believes that the potential payments under the change in control agreements are, individually and in the aggregate, in line with competitive practices. The Committee takes the value of these contracts, as well as the qualified and non-qualified plans discussed below, into account when setting named officer compensation. Please see the “Employment and Change in Control Section” of this Proxy Statement.

Other Compensation Policies

Adherence to Ethical Standards; Clawbacks

The payment of awards under the AIP is conditioned on adherence to the Company’s Corporate Guidelines for Business Conduct and Ethics. Furthermore, the Committee has included clawback provisions in each compensation program that require participants in plans to return compensation to the extent that earnings or other performance measures are improperly reported.

Pension Plans

The Company also sponsors a number of defined contribution and, for some executives that were employees of Allegheny Ludlum Corporation or Teledyne, Inc. prior to the 1996 combination (which includes all of the named officers except for Mr. Hassey), defined benefit retirement arrangements, with non-qualified programs compliant with Section 409A of the Code aimed at restoring the effects of limitations imposed by the Code. The benefits payable under these programs are more modest than the benefits payable under restoration plans sponsored by other manufacturing companies, in large part because accruals for former Teledyne, Inc. employees under the applicable qualified defined benefit plan have been curtailed and because the defined benefit plan for former Allegheny Ludlum Corporation employees was frozen in 1988. The Company does sponsor a “Supplemental Pension Plan” covering certain corporate officers, including all of our named officers except for Mr. Dunlap, as a non-qualified plan that pays one half of the individual’s salary at retirement to the executive (or spouse) for ten years after retirement at age 62 or at or after age 58 with the consent of the Company. The Company maintains these programs in order to offer competitive compensation and as retention devices. For more information regarding the pension plans of the named officers, see the Pension Benefits table and accompanying narrative beginning on page 43.

No Stock Options

The Committee ceased awarding stock options to employees as a matter of policy after 2003 and to directors after 2006. Subsequently, the Company became an early adopter of Statement of Financial Accounting Standards (FAS) No. 123(R) “Share-Based Payments” (“FAS 123(R)”). Some stock options granted before that time remain outstanding as reported elsewhere in this Proxy Statement. The Committee retains discretion to award stock options to employees but there is no present intent to do so, except possibly in recruitment or retention situations. At the time that the Committee ceased awarding stock options, it chose to implement the PRSP for a smaller, more senior group of managers, including all of the named officers, than the group previously considered for option awards. The Committee’s view was that the PRSP, by putting half of each award “at risk” for performance for the limited group of employees, would more efficiently provide a strong performance incentive to the management employees more able to influence corporate earnings and goal achievement.

Perquisites

The Company provides a limited number of perquisites, having eliminated the use of automobiles and reimbursement for country club memberships several years ago. In the process of recruiting Mr. Hassey in 2003, the Company agreed to accommodate his request that he be able to avoid relocating his family from its Salt Lake City residence. In order to do so, Mr. Hassey periodically uses Company leased aircraft so that he can maintain a full schedule with the Company. For more information regarding the perquisites of the named officers, please see the “All Other Compensation” column of the Summary Compensation Table beginning on page 39.

Federal Income Taxes/ Tax Deductibility

The Committee has intended that the compensation programs be performance-based within the meaning of Section 162(m) of the Code. All compensation earned under these programs is intended to be deductible by the Company for federal income tax purposes. The Committee retains discretion to adjust compensation paid under these programs to recognize extraordinary performance. If that discretion is exercised, upward adjustments may not be deductible for federal income tax purposes.

Stock Ownership Guidelines

The Company has stock ownership guidelines for its officers, including all of the named officers. The guidelines call for a minimum level of stock ownership based on the executive’s base salary, which is designed to further link these executives’ interests to increased stockholder value, as follows: Chief Executive Officer, three times base salary; Executive Officers, two times base salary; and Vice Presidents, one times base salary. The executives are required to have achieved the target ownership levels before September 2008 or five years from the date executive’s employment began, whichever is later. All of the named individuals met these guidelines during 2008. The Company also has stock ownership guidelines for its non-employee directors, which are discussed in the “Director Compensation” section of this Proxy Statement.

Mix of Compensation Components

The Committee believes that it strikes an appropriate balance for named officers between cash and stock compensation opportunities and between one year and longer term opportunities. At target levels of awards, based on stock trading values when the award is made, approximately 45% of compensation opportunities for executive officers are payable in cash (base pay, AIP and KEPP) and 55% is payable in stock (PRSP and TSRP). The Committee believes the balance between one year and longer term compensation achieves consistency in goal setting that considers both the short term results and building a platform for future profitable growth. The Committee also believes this cash and equity compensation ratio, along with the stock ownership guidelines for executives, focuses management’s attention on the interests of stockholders and encourages executives to retain shares of stock. It is expected that the Committee will strive to retain these general ratios.

The Committee believes it utilizes an optimal allocation between guaranteed and “at risk” named officer compensation. The graph below illustrates the “at risk” percentage of actual compensation for Mr. Hassey and each of the other named individuals for the period 2006 through 2008, which the Committee understands is a higher “at risk” percentage than exhibited in the comparable group:

For the purposes of this graph, total compensation for each year in the three-year period is base compensation and AIP earned in the year and PRSP, TSRP and KEPP awards paid for the measurement periods ending on the last day of the year. Stock values for PRSP and TSRP are measured as of the date the award was paid to the executives.

Analysis of 2008 Compensation Decisions

The net result of the Committee’s compensation actions with respect to the named officers for 2008 was to decrease the weight of base pay relative to the sum of base pay and target incentive opportunities to approximately 13% for Mr. Hassey and 18% for Messrs. Harshman, Kittenbrink and Walton and 21% for Mr. Dunlap (using the same stock price at the end of the period as used to denominate the awards). The Committee was advised by Mercer that base salaries for the Company’s named officers for 2008 were less than the 50th percentile of base pay for the peer group. Instead of increasing base salaries to match the peer group, the Committee chose to increase the opportunities to earn incentive compensation under the longer term plans, so that if target levels of performance under the PRSP and TSRP were achieved (using the same stock price at the end of the period as used to denominate the awards), the aggregate compensation paid to the named officers would approximate the 75th percentile of the peer group. If the target level of performance is reached under the KEPP, the aggregate compensation for named officers is expected to exceed the 90th percentile for the 2008-2010 performance measurement period.

The Committee believes that these comparatively high opportunity levels are justified not only by the relative weighting of incentive to guaranteed compensation, but also by the aggressive target performance levels set by the Committee. The Committee believes that the target requirements are significant challenges to management. If achieved, the rewards to management would be relatively high as compared to the peer group, but the Company will have been positioned for continued profitable growth with enhanced titanium sponge, titanium melt, nickel-based superalloy melt, and finishing capabilities and improvements in its other businesses. Mercer advised the Committee that the performance requirements set by the Committee are at growth levels that exceed the average of the growth levels of other members of the peer group.

Moreover, at its December 2008 and January 2009 meetings, in connection with the review and approval of payouts for the 2006-2008 performance measurement period, the Committee discussed the fact that the fourth quarter of 2008 showed weakness and the Company’s stock performance declined in line with the stock performance of the S&P 500 in 2008. The Committee was also advised that, notwithstanding, the Company expected to achieve its second best year of revenues and earnings in 2008. The Committee further reviewed the fact that, combined with the Company’s financial achievements of 2006 and 2007, the performance metrics under the PRSP, TSRP and KEPP for the 2006-2008 performance measurement period would be met. Therefore, even though the Company’s 2008 financial performance was not as strong as the Company’s performance in 2007, the Company’s financial achievements caused achievement of the maximum performance metrics under the PRSP and KEPP, and performance above target for TSRP, for the 2006-2008 performance measurement period.

Based on these considerations, the Committee has determined that, due to solid Company performance in 2008, the 2008 AIP award at above target, the TSRP award at above target, and the PRSP and KEPP payouts at maximum over the three-year performance measurement period of 2006-2008, are appropriate and consistent with the Committee’s design of the Company’s executive compensation program.

Five-Year Total Stockholder Return

The following graph is the same five-year graph appearing in Item 5 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and shows the cumulative total stockholder return (i.e., price change plus reinvestment of dividends) (“TSR”) on our Common Stock for five years, from December 31, 2003 through December 31, 2008, as compared to the S&P 500 Index and two peer groups of companies. We believe the peer groups of companies are representative of companies in our industry that serve similar markets during the applicable periods. The total stockholder return for the peer group is weighted according to the respective issuer’s stock market capitalization at the beginning of each period. The graph assumes that $100 was invested on December 31, 2003.

Please see the information under the caption “Compensation Discussion and Analysis — Peer Group and Benchmarking” on page 26 of this Proxy Statement for a discussion of the peer group for 2008. The peer group through 2007 consisted of AK Steel Holding Corp., ALCAN Inc. (through 2006), ALCOA Inc., Carpenter Technology Corp., IPSCO Inc. (through 2006), Kennametal Inc., Nucor Corp., Quanex Corp. (through 2007), Reliance Steel & Aluminum Co., RTI International Metals Inc., Steel Dynamics Inc., Titanium Metals Corp. and United States Steel Corp.

The peer groups depicted above are the peer groups used in the TSRP for the applicable performance measurement periods. Under the TSRP, the TSR of the Company is compared to the TSR of the applicable peer group on an absolute basis, and is not weighted for market capitalization. The amount of the award, if any, is determined by measuring the Company’s TSR performance against the relative performance of all applicable peer group companies without regard to their size. This is unlike the above performance graph, in which the returns are weighted for market capitalization, causing the TSR performance of a large capitalization company to have greater weight than the TSR performance of a small capitalization company. As a result, in the performance graph, weak performance of a large capitalization company will have a greater weight than the strong performance of a small capitalization company.

Summary Compensation Table for 2008

The following Summary Compensation Table sets forth information about the compensation paid by the Company to the Chief Executive Officer, the Chief Financial Officer and to each of the other three most highly compensated executives required to file reports under Section 16 of the Securities Exchange Act of 1934, as of December 31, 2008 (the “named officers”).

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN

							Change in
							Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(2)	($)(3)	($)(3)	($)(4)	($)(5)	($)(6)	($)

L. Patrick Hassey	2008	907,917	0	3,269,452	0	5,514,208	367,554	722,645	10,781,776
Chairman, President and	2007	880,042	323,886	3,120,420	0	17,959,447	639,524	567,172	23,490,491
Chief Executive Officer	2006	850,000	1,337,584	1,800,408	0	10,445,749	330,000	615,248	15,378,989
Richard J. Harshman	2008	427,000	0	1,190,760	0	2,160,733	(77,209)	162,719	3,864,003
Executive Vice	2007	413,733	12,582	917,316	0	7,707,418	669,873	134,845	9,855,767
President, Finance and Chief Financial Officer	2006	400,000	130,912	514,560	1,788	4,702,421	310,000	127,869	6,187,550
Douglas A. Kittenbrink(1)	2008	427,000	0	1,190,760	0	2,160,733	1,520	164,698	3,944,711
Executive Vice President,	2007	413,733	12,582	917,316	0	7,707,418	119,030	136,443	9,306,522
Corporate Planning and International Business Development	2006	400,000	130,912	518,124	1,788	4,702,421	140,000	123,635	6,016,880
Jon D. Walton	2008	427,000	0	1,190,760	0	2,160,733	62,803	172,474	4,013,770
Executive Vice President,	2007	413,733	12,582	917,316	0	7,707,418	61,616	145,086	9,257,751
Human Resources, Chief Legal and Compliance Officer, General Counsel and Corporate Secretary	2006	400,000	130,912	514,560	1,788	4,702,421	300,000	131,808	6,181,489
Terry L. Dunlap	2008	386,667	0	840,660	0	1,658,803	(435)	117,315	3,003,310
Group President, ATI Flat-Rolled Products and ATI Allegheny Ludlum Business Unit President	2007	366,500	48,400	610,344	0	6,568,267	(279)	107,243	7,700,475

(1)	Mr. Kittenbrink resigned his position with the Company effective March 1, 2009.

(2)	Consists of discretionary cash bonuses.

(3)	The values set forth in this column are based on the aggregate grant date fair value of performance/restricted stock awards, awards under the Company’s TSRP and for 2006, stock options, computed in accordance with FAS 123(R) and represent the expense recorded under FAS 123(R), and include performance/restricted stock and TSRP awards made in 2006, 2007 and 2008 (for 2008 values), 2005, 2006 and 2007 (for 2007 values), and 2004, 2005, and 2006 (for 2006 values), each of which has a three-year performance measurement period, and stock options granted in 2003 with a three-year vesting period. The fair value of nonvested performance/restricted stock awards is measured based on the stock price at the grant date, adjusted for non-participating dividends, as applicable, based on the current dividend rate. For nonvested stock awards to employees in 2008, 2007, and 2006, one-half of the nonvested stock (“performance shares”) vests only on the attainment of an income target, measured over a cumulative three-year period. The remaining nonvested stock awarded to employees vests over a service period of five years, with accelerated vesting to three years if the performance shares’ vesting criterion is attained. Expense for each of these awards is recognized based on estimates of attaining the performance criterion. As of December 31, 2008, the income statement metrics for the 2008 and 2007 awards were expected to be attained for the performance shares, and expense for both portions of the awards is being recognized on a straight line basis based on a three-year vesting assumption. Fair values for the TSRP awards were estimated using Monte Carlo simulations of stock price correlation, projected dividend yields and other variables over three-year time horizons matching the TSRP performance periods.

(4)	Consists of performance-based (and not discretionary) cash awards earned for the years indicated under the AIP and the KEPP, respectively, as follows. For 2008, the KEPP amounts set forth below are the “banked” amounts earned under the 2006-2008 KEPP and under ongoing KEPP plans (for the 2007-2009 and 2008-2010 performance measurement periods) based on 2008 performance. Amounts “banked” under the 2006-2008 KEPP based on performance in 2007 and 2006 were reported in the prior respective years and are included in the Summary Compensation Table above.

	2008
		2006-2008	2007-2009	2008-2010
	AIP	KEPP	KEPP	KEPP

L. P. Hassey	$2,149,875	$2,833,333	$531,000	$0
R. J. Harshman	$577,800	$1,333,333	$249,600	$0
D. A. Kittenbrink	$577,800	$1,333,333	$249,600	$0
J. D. Walton	$577,800	$1,333,333	$249,600	$0
T. L. Dunlap	$238,163	$1,166,667	$225,000	$0

“Banked” amounts under the KEPP are not payable until the completion of each KEPP’s performance measurement period and are subject to forfeiture prior to the end of the performance measurement period if employment is terminated for reasons other than death, disability or retirement. Once the relevant performance measurement period is completed, awards are paid out at the greater of the (i) performance level at the end of the period, or (ii) total of banked amounts for the first two years earned.

(5)	The amounts in this column reflect the actuarial change in the present value of the named officer’s benefits under all defined benefit pension plans (both qualified and non-qualified) established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and include amounts which the named officer currently may not be entitled to receive because such amounts are not vested.

(6)	Other amounts in the “All Other Compensation Column” include the following:

				Contributions
				made by the
				Company to
				401(k) and		Dividends on
				other		Nonvested
			Benefit	Defined		Performance/
	Tax		Restoration	Contribution	Insurance	Restricted	City Club
	Reimbursements		Plan	Plans	Premiums	Stock	Membership	Parking
Name	($)		($)	($)	($)	($)	($)	($)

L. Patrick Hassey	38,359	*	420,150	23,220	13,952	7,178	3,512	1,286
Richard J. Harshman	3,291	**	127,135	23,220	2,164	2,111	3,512	1,286
Douglas A. Kittenbrink	3,263	**	127,135	23,220	2,164	2,111	3,512	1,286
Jon D. Walton	3,262	**	127,135	23,220	11,948	2,111	3,512	1,286
Terry L. Dunlap	0		91,400	23,220	1,268	1,427	0	0

*	For air travel, city club membership and parking.

**	For city club membership and parking.

Mr. Hassey and Mr. Kittenbrink also received perquisites and personal benefits in 2008 of $214,988 and $2,007, respectively, for air travel. The values of any perquisites, including personal travel amounts, are calculated based on the aggregate incremental cost to the Company. Amounts relating to air travel are calculated based on the variable costs of hourly and fuel surcharges and excise taxes paid by the Company for the leased aircraft used. Fixed costs are not included. In the process of recruiting Mr. Hassey in 2003, the Company agreed to accommodate his request that he be able to avoid relocating his family from its Salt Lake City residence. In order to do so, Mr. Hassey periodically uses Company leased aircraft to travel to and from Mr. Hassey’s family home in Salt Lake City, Utah so that he can maintain a full schedule with the Company. Mr. Hassey’s use of Company leased aircraft for these purposes is a provision of Mr. Hassey’s employment agreement with the Company. Also, the Personnel and Compensation Committee has required Mr. Hassey to use Company leased aircraft for the Company’s benefit.

Under the non-qualified Defined Contribution Benefit Restoration Plan, the Company supplements payments received by participants under the Company’s defined contribution plan (which is known as the “Retirement Savings Plan”) by accruing benefits on behalf of participants in amounts that are equivalent to the portion of the formula contributions or benefits that cannot be made under such plan due to limitations imposed by the Code. See also the narrative discussion following the Non-Qualified Deferred Compensation Table.

The quarterly dividends paid on shares of performance/restricted stock, as described in note 2 above, are based on the intra-day price of the shares on the applicable dividend payment date. The price used to reinvest shares, and the mechanism and manner in which the dividends are reinvested, are consistent with the Company’s dividend reinvestment plan.

Grants of Plan-Based Awards for 2008

										All Other
										Option
			Estimated			Estimated			All Other	Awards:	Exercise
			Possible Payouts			Possible Payouts			Stock	Number of	Or Base	Grant Date
			Under Non-Equity			Under Equity			Awards:	Securities	Price of	Fair Value of
			Incentive Plan Awards			Incentive Plan Awards			Number	Underlying	Option	Plan-Based
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	of Shares	Options	Awards	Equity
Name	Description(1)	Date	($)	($)	($)	(#)	(#)	(#)	of Stock (#)	(#)	($/sh)	Awards ($)(2)

L. Patrick Hassey	AIP		796,250	1,592,500	3,185,000
	PRSP	2/21/2008				10,776	21,552	21,552				1,819,959
	TSRP	2/21/2008				9,991	19,982	59,946				2,557,572
	KEPP		910,000	910,000	9,100,000

	Total		1,706,250	2,502,200	12,285,000	20,767	41,534	81,498	—	—	—	4,377,531

Richard J. Harshman	AIP		214,000	428,000	856,000
	PRSP	2/21/2008				3,168	6,335	6,335				534,959
	TSRP	2/21/2008				2,937	5,874	17,622				751,836
	KEPP		428,000	428,000	4,280,000

	Total		642,000	856,000	5,136,000	6,105	12,209	23,957	—	—	—	1,286,795

Douglas A. Kittenbrink	AIP		214,000	428,000	856,000
	PRSP	2/21/2008				3,168	6,335	6,335				534,959
	TSRP	2/21/2008				2,937	5,874	17,622				751,836
	KEPP		428,000	428,000	4,280,000

	Total		624,000	832,000	5,147,418	6,105	12,209	23,957	—	—	—	1,286,795

Jon D. Walton	AIP		214,000	428,000	856,000
	PRSP	2/21/2008				3,168	6,335	6,335				534,959
	TSRP	2/21/2008				2,937	5,874	17,622				751,836
	KEPP		428,000	428,000	4,280,000

	Total		624,000	832,000	5,147,418	6,105	12,209	23,957	—	—	—	1,286,795

Terry L. Dunlap	AIP		160,000	320,000	640,000
	PRSP	2/21/2008				2,280	4,559	4,559				384,985
	TSRP	2/21/2008				2,114	4,227	12,681				541,030
	KEPP		385,000	385,000	3,850,000

	Total		545,000	705,000	4,490,000	4,394	8,786	17,240	—	—	—	926,015

(1)	Represents the Company’s Annual Incentive Plan (AIP), Performance/Restricted Stock Program (PRSP), Total Shareholder Return Incentive Compensation Program (TSRP) and Key Executive Performance Plan (KEPP).

(2)	The values set forth in this column are based on the aggregate grant date fair value of awards computed in accordance with FAS 123(R). For the PSRP nonvested stock award, one-half of the award (“performance shares”) vests only on the attainment of an income target, measured over a cumulative three-year period. The remaining nonvested PRSP stock awarded to employees vests over a service period of five years, with accelerated vesting to three years if the performance shares’ vesting criterion is attained. The fair value of PSRP nonvested stock award as presented above is measured based on the stock price at the grant date, including the assumption that the performance shares criterion will be achieved. Fair value for the TSRP award was estimated using Monte Carlo simulations of stock price correlation, projected dividend yields and other variables over a three-year time horizon matching the TSRP performance period.

For the 2008-2010 performance measurement period, the payment to continuing KEPP participants for threshold performance is approximately 0.112% of the amount of income before taxes for each of Level One and Level Two, and the payment opportunities increase to approximately 0.869% of the designated amount of income before taxes for Level One and for Level Two at the highest gradient. No compensation is paid for performance in excess of the highest gradient.

The percentage of the bonus pools that would or could be paid to individual participants varies slightly at the various gradients for the 2006-2008 and the 2007-2009 measurement periods. For those years, the CEO’s percentage of any pool is not greater than 24% at any gradient above threshold and, at some gradients, is less. The other named officers’ opportunities average approximately 11% each at the various gradients for those performance measurement periods. Beginning with the 2007-2009 performance measurement period, the gradients are a direct function of base salary at each gradient. The CEO’s percentage of the potential pools for 2008-2010 is approximately 26%.

Outstanding Equity Awards at Fiscal Year-End for 2008

		Option Awards					Stock Awards
									Equity		Equity
									Incentive		Incentive
									Plan		Plan Awards:
									Awards:		Market
				Equity					Number of		or Payout
				Incentive				Market	Unearned		Value of
		Number of	Number of	Plan Awards:			Number of	Value of	Shares,		Unearned
		Securities	Securities	Number of			Shares or	Shares or	Units or		Shares,
		Underlying	Underlying	Securities			Units of	Units of	Other		Units or
		Unexercised	Unexercised	Underlying	Option		Stock that	Stock that	Rights that		Other Rights
		Options	Options	Unexercised	Exercise	Option	Have Not	Have Not	Have Not		that Have Not
		Exercisable	Unexercisable	Unearned	Price	Expiration	Vested	Vested	Vested		Vested
Name	Grant Date	(#)(1)(2)	(#)(1)	Options (#)	($)	Date	(#)(1)(3)	($)(4)	(#)(1)		($)(4)

L. Patrick Hassey	2/21/2007						8,423	$215,039	8,422	(5)	$215,014

	2/21/2007								20,037	(6)	$511,545

	2/21/2008						10,776	$275,111	10,776	(5)	$275,111

	2/21/2008								19,982	(6)	$510,140

		0	0	0			19,199	$490,150	59,217		$1,511,810

Richard J. Harshman	1/24/2003	10,000	—	—	$5.70	1/24/2013

	2/12/2003	5,000	—	—	$3.63	2/12/2013

	2/21/2007						2,477	$63,238	2,477	(5)	$63,238

	2/21/2007								5,886	(6)	$150,270

	2/21/2008						3,168	$80,879	3,167	(5)	$80,854

	2/21/2008								5,874	(6)	$149,963

		15,000	0	0			5,645	$144,117	17,404		$444,324

Douglas A. Kittenbrink	2/21/2007						2,477	$63,238	2,477	(5)	$63,238

	2/21/2007								5,886	(6)	$150,270

	2/21/2008						3,168	$80,879	3,167	(5)	$80,854

	2/21/2008								5,874	(6)	$149,963

		0	0	0			5,645	$144,117	17,404		$444,324

Jon D. Walton	1/24/2003	10,000			$5.70	1/24/2013

	2/12/2003	5,000			$3.63	2/12/2013

	2/21/2007						2,477	$63,238	2,477	(5)	$63,238

	2/21/2007								5,886	(6)	$150,270

	2/21/2008						3,168	$80,879	3,167	(5)	$80,854

	2/21/2008								5,874	(6)	$149,963

		15,000	0	0			5,645	$144,117	17,404		$444,324

Terry L. Dunlap	2/21/2007						1,787	$45,622	1,786	(5)	$45,597

	2/21/2007								4,245	(6)	$108,375

	2/21/2008						2,280	$58,208	2,279	(5)	$58,183

	2/21/2008								4,227	(6)	$107,915

		0	0	0			4,067	$103,831	12,537		$320,070

(1)	This table relates to unexercised options to purchase Company Common Stock as of December 31, 2008 and shares of performance/restricted stock and awards under the TSRP that have not vested for performance measurement periods ending in 2009 and 2010.

(2)	Stock options awarded to named officers vested in equal amounts annually over three years from their respective dates of grant.

(3)	Consists of shares of time-based restricted stock. In conjunction with the shares set forth in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested” column of this table, the number of shares reported in this column represent the number of shares that would be awarded if the time-based vesting under the Performance/Restricted Stock Program for the 2007-2009 and 2008-2010 measurement periods are met at the end of the applicable periods.

(4)	Amounts were calculated using $25.53 per share, the closing price of Company Common Stock at December 31, 2008.

(5)	Consists of shares of performance-based restricted stock. In conjunction with the shares set forth in the “Number of Shares or Units of Stock that Have Not Vested” column of this table, the number of shares reported in this column represent the number of shares that would be awarded if the performance measure under the Performance/Restricted Stock Program for the 2007-2009 and 2008-2010 performance measurement periods are met at the end of the applicable performance measurement periods.

(6)	Represents the number of shares that would be awarded if the target level of performance was achieved under the TSRP for the 2007-2009 and 2008-2010 performance measurement periods. In accordance with applicable regulations, this assumption was made because performance under the TSRP for the portions of those award periods ended December 31, 2008 exceeded the threshold level but was less than the target level.

Option Exercises and Stock Vested for 2008

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)(1)	($)(2)

L. Patrick Hassey	0	0	47,258	$1,035,581
Richard J. Harshman	0	0	13,899	$304,584
Douglas A. Kittenbrink	0	0	13,899	$304,584
Jon D. Walton	0	0	13,899	$304,584
Terry L. Dunlap	0	0	8,940	$196,063

(1)	Consists of shares of performance/restricted stock awarded on February 22, 2006 pursuant to the Performance/Restricted Stock Program plus dividends paid on such shares during the 2006-2008 performance measurement period in the form of additional shares of performance/restricted stock, and shares awarded based on performance pursuant to the TSRP above the 60th percentile, respectively, in the following amounts for the named officers (including dividend amounts): Mr. Hassey, 13,587 and 33,671; Messrs. Harshman, Kittenbrink and Walton, 3,996 and 9,903; Mr. Dunlap, 2,701 and 6,239.

(2)	Amounts were calculated using the award price of $21.59 per share, which was the average of the high and low trading prices of Company Common Stock for January 23, 2009, the business day prior to the award payment date. The closing price of Company Common Stock on the date that the performance measurement period ended, December 31, 2008, was $25.53 per share.

Pension Benefits for 2008

				Payments
			Present	During
		Number of	Value of	Last
		Years Credited	Accumulated	Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)(1)	($)(2)	($)

L. Patrick Hassey	Supplemental Pension Plan	5	$2,011,988	0
Richard J. Harshman	ATI Pension Plan	28	$622,179	0
	ATI Benefit Restoration Plan	21	$746,980	0
	Supplemental Pension Plan	8	$819,026	0
Douglas A. Kittenbrink	ATI Pension Plan	14	$449,135	0
	Supplemental Pension Plan	17	$894,474	0
Jon D. Walton	ATI Pension Plan	20	$1,401,299	0
	Supplemental Pension Plan	23	$1,683,994	0
Terry L. Dunlap	ATI Pension Plan	5	$19,388	0

(1)	Years of credited service reflect the number of years of service used for determining benefits for each individual during their participation under the respective plans.

(2)	The present value of accumulated benefit as of December 31, 2008 is computed using the relevant actuarial assumptions consistent with those used to value the Company’s defined benefit pension plans in the Company’s 2008 audited financial statements.

ATI Pension Plan

The Company maintains a qualified defined benefit pension plan, called the Allegheny Technologies Incorporated Pension Plan (“ATI Pension Plan”), which has a number of benefit formulas that apply separately to various groups of employees and retirees. In general, the variances among formulas are determined by work location and job classification. A principal determinant is whether an employee was employed by Allegheny Ludlum Corporation (“Allegheny Ludlum”), as in the case of Messrs. Kittenbrink, Walton and Dunlap, or by Teledyne, Inc. (“TDY”), as in the case of Mr. Harshman, in 1996 when those corporations were combined to form the Company. Mr. Hassey does not participate in the ATI Pension Plan under any formula.

Allegheny Ludlum ceased pension accruals under its pension formula in 1988, except for employees who then met certain age and service criteria. Mr. Walton and Mr. Dunlap have modest frozen benefits under the Allegheny Ludlum formula. None of Messrs. Kittenbrink, Walton or Dunlap participate in a restoration plan for defined benefits.

Both the Allegheny Ludlum formula and the TDY formula multiply years of service by compensation and then by a factor to produce a benefit which, in turn, is reduced with respect to Social Security amounts payable to determine a monthly amount payable as a straight life annuity. Participants can choose alternate benefit forms, including survivor benefits. The Allegheny Ludlum and TDY definitions of service and compensation differ somewhat, as do the factors used in the respective formulas. However, the differences in the resulting benefits between the two formulas are small for the named officers to which they apply.

Upon becoming a corporate employee, Mr. Harshman ceased receiving credit for service under the TDY formula after having been credited with approximately twenty years of service under that formula. Mr. Harshman participates in a restoration plan for defined benefits that would restore to him from corporate assets the amount not payable under the TDY formula due to limits under the Code (the “ATI Benefit Restoration Plan”). See also the “ATI Benefit Restoration Plan” caption below.

As an alternative benefit, if greater than the benefit under the applicable Allegheny Ludlum or TDY formula, the named individuals, other than Messrs. Hassey and Dunlap, participate in the ATI Pension Plan at specified, actuarially determined accrual rates per year that do not exceed annual accrual rates permitted under the Code. No benefits were accrued for any named officer in 2008 under this provision.

Normal retirement age under the ATI Pension Plan is age 65. Participants can retire with immediate commencement of an undiscounted accrued benefit at the normal retirement age or after thirty years of service regardless of age. Participants can retire prior to attaining age 65 or thirty years of service with benefit payments discounted for early payment at age 62 with at least ten years of service or, with a greater discount, at age 55 with at least ten years of service.

ATI Benefit Restoration Plan

Under the non-qualified defined contribution ATI Benefit Restoration Plan, the Company makes supplementary contributions to those received by participants under the Company’s qualified contribution plan, known as the Retirement Savings Plan, by accruing benefits on behalf of participants in amounts that are equivalent to the portion of the formula contributions or benefits that cannot be made under such plan due to limitations imposed by the Code. Distributions under the ATI Benefit Restoration Plan are available only at the times and in the same forms as under the Retirement Savings Plan, subject to payment delays to comply with Section 409A of the Code.

Supplemental Pension Plan

In addition, the Company has established a Supplemental Pension Plan that provides certain key employees of the Company and its subsidiaries, including certain named officers (or their beneficiaries in the event of death), with monthly payments in the event of retirement, disability or death, equal to 50% of monthly base salary as of the date of retirement, disability or death. Monthly retirement benefits start following the end of the two-month period after the later of (i) age 62, if actual retirement occurs prior to age 62 but after age 58 with the approval of the Board of Directors, or (ii) the date actual retirement occurs, and generally continue for a 118-month period. The plan describes the events that will terminate an employee’s participation in the plan. With respect to Mr. Hassey, one year of payment is accrued for each year of service, to a maximum of ten years. On October 30, 2008, the Committee approved a form of letter agreement with Mr. Walton by which the Company agrees to pay him (or his beneficiary) a number of monthly installments, each in the amount of one half of his monthly base compensation measured at the date of his retirement, equal to the number of months that Mr. Walton remains an employee of the Company after his 65th birthday commencing after all payments due to him under the Company’s Supplemental Pension Plan have been made.

Nonqualified Deferred Compensation for 2008

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	In Last FY	In Last FY	In Last FY	Distributions	at Last FYE
Name	($)(1)	($)(1)	($)(2)	($)	($)

L. Patrick Hassey	0	420,150	67,226	0	1,506,879
Richard J. Harshman	0	127,135	25,534	0	571,876
Douglas A. Kittenbrink	0	127,135	26,414	0	591,514
Jon D. Walton	0	127,135	34,228	0	765,930
Terry L. Dunlap	0	91,400	14,994	0	336,066

(1)	Reflects contributions made pursuant to the ATI Benefit Restoration Plan. Under the terms of the plan, the participants do not contribute; only the Company contributes to the plan on the participants’ behalf. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table for 2008.

(2)	Aggregate earnings are calculated using the fiscal year end balance, including current year contributions, multiplied by the interest rate on the Fixed Income Fund investment option in the Company’s (qualified) Defined Contribution Pension Plan. For 2008, this rate was 4.37%.

Employment and Change in Control Agreements

Employment Agreements

Mr. Hassey

In August 2003, the Company entered into an employment agreement with L. Patrick Hassey in connection with his employment as President and Chief Executive Officer, effective October 1, 2003. The agreement has an initial term of three years and renews automatically each month thereafter for a successive three-year term absent notice from one party to another of termination. Under the terms of his employment agreement, Mr. Hassey is paid an annual base salary of at least $850,000. In the process of recruiting Mr. Hassey in 2003, the Company agreed to accommodate his request that he be able to avoid relocating his family from its Salt Lake City residence. In order to do so, Mr. Hassey periodically uses Company leased aircraft so that he can maintain a full schedule with the Company. Mr. Hassey’s use of Company leased aircraft for these purposes is a provision of Mr. Hassey’s employment agreement with the Company. In addition, under the terms of the employment agreement, Mr. Hassey is entitled to participate in the Annual Incentive Plan and the Company’s other executive compensation programs, including the TSRP, the KEPP and the Supplemental Pension Plan on the terms outlined above. Mr. Hassey is bound by a confidentiality provision, and he is subject to non-competition and non-interference covenants during the term of his employment and for one year thereafter. Also, a non-disparagement provision survives for 24 months following the termination of his employment.

The agreement also provides that:

•	if the Company terminates Mr. Hassey’s employment for reasons other than “cause”, which is defined in the agreement to mean

(i)	a willful failure to perform substantially his duties after a written demand for substantial performance is given,

(ii)	willful engagement in illegal conduct or gross misconduct, or

(iii)	the breach of a fiduciary duty involving personal profit;

•	Or, if Mr. Hassey resigns for “good reason”, which is defined in the agreement to mean:

(i)	the assignment of duties inconsistent with position,

(ii)	failure by the Company to pay compensation and benefits when due other than a failure not occurring in bad faith,

(iii)	relocation of Company headquarters outside of Pittsburgh, Pennsylvania or requiring substantially more business travel,

(iv)	purported termination other than as expressly permitted in the agreement, or

(v)	failure by the Company to cause a successor corporation to adopt and perform under the agreement;

then Mr. Hassey will receive all payments and obligations accrued through the date of his termination, as well as a cash severance payment equal to:

•	three times the sum of his then-current annual base salary plus the amount of AIP bonus payable for the year of termination at the greater of actual-to-date performance or target;

•	all accrued benefits under all qualified and nonqualified pension, retirement and other plans in which he participates;

•	accelerated vesting of stock options and stock-based rights which shall remain exercisable until the earlier of their expiration or three years from the date of termination;

•	earned but not yet paid TSRP or other equity-based awards; and

•	continued health and life insurance benefits for 36 months following the date of termination, unless such termination or resignation occurs after a change in control.

A “change in control” is defined to include:

(i)	the acquisition by an individual or entity of 20% or more of Company voting stock,

(ii)	incumbent directors ceasing to constitute a majority of the Board,

(iii)	approval by Company stockholders of a reorganization, merger or consolidation,

(iv)	approval by the Company stockholders of a liquidation or sale or disposition of 60% in value of the Company’s assets, or

(v)	the occurrence of any of the preceding events within 90 days prior to the date of termination.

If such termination or resignation occurs within one year after a change in control, Mr. Hassey will receive all payments and obligations accrued through the date of his termination, as well as a cash severance payment equal to:

•	three times the sum of his then-current annual base salary plus the amount of AIP payable for the year at the greater of actual-to-date performance or target;

•	all accrued benefits under all qualified and nonqualified pension, retirement and other plans in which he participates;

•	accelerated vesting of stock options and stock-based rights which shall remain exercisable until the earlier of their expiration or three years from the date of termination;

•	payments with respect to the TSRP and KEPP for the completed and uncompleted performance measurement periods;

•	vesting of equity-based awards at the target level of performance;

•	continued health and life insurance benefits for 36 months following the date of termination; and

•	reimbursement for taxes, including excise taxes, assessed.

Mr. Walton

The Company entered an employment agreement with Jon D. Walton in connection with the combination of Allegheny Ludlum Corporation and Teledyne, Inc. in 1996. The initial term under the agreement was three years, but by its terms, the agreement renews automatically each month absent notice from one party to the other, so that the then remaining term is one year. The agreement provides for the payment of base salary as well as for eligibility to participate in incentive compensation, equity compensation, employee and fringe benefit plans offered to senior executives of the Company. The agreement generally terminates prior to the expiration date without breach by any party in the event of Mr. Walton’s death, disability or voluntary resignation. The Company may also terminate the agreement for cause (defined consistently with “cause” under Mr. Hassey’s agreement) without breach by it. If Mr. Walton resigns for good reason (which is defined to include demotion, reduction in base pay or movement of corporate headquarters), or if the Company terminates his employment for reasons other than cause or disability, then Mr. Walton is entitled to receive continued payment of his base salary through the date of termination, as well as payments equal to:

•	his base pay for the remaining term of the agreement;

•	cash bonus, determined based on actual financial results;

•	service credit for the period of the remaining term of the agreement under Company deferred compensation plans and the ATI Benefit Restoration Plan, and full vesting under such plans;

•	reimbursement of certain legal and tax audit fees; and

•	continued participation in certain compensation and employee benefit plans for the remainder of the term, including certain supplemental pension benefits.

Mr. Walton is subject to a confidentiality covenant and is bound by a non-competition provision during the term of his employment.

Change in Control Severance Agreements

The Company has entered into certain change in control severance agreements with the named officers (other than Mr. Hassey) and other key employees to assure the Company that it will have the continued support of the executive and the availability of the executive’s advice and counsel notwithstanding the possibility, threat or occurrence of a change in control. The Company entered into amended and restated change in control severance agreements with the named officers (other than Mr. Hassey) effective as of December 31, 2008 to account for certain changes in the Code; no other changes to the terms of the agreement were made.

Under the agreements, a “change in control” is defined as:

(i)	the Company’s actual knowledge that (x) an individual or entity has acquired beneficial ownership of 20% or more of the voting power of Company stock or (y) persons have agreed to act together for the purpose of acquiring 20% or more of the voting power of Company stock,

(ii)	the completion of a tender offer entitling the holders to 20% or more of the voting power of Company stock,

(iii)	the occurrence of a successful solicitation electing or removing 50% of the Board or the Board consisting less than 51% of continuing directors, or

(iv)	the occurrence of a merger, consolidation, sale or similar transaction.

In general, the agreements provide for the payment of severance benefits if a change in control occurs, and within 24 months after the change in control either:

•	the Company terminates the executive’s employment with the Company without “cause”, which is defined to mean a felony conviction, breach of fiduciary duty involving personal profit, or intentional failure to perform stated duties after thirty days’ notice to cure, or

•	the executive terminates employment with the Company for “good reason”, which is defined to mean:

(i)	a material diminution of duties, responsibilities or status or the assignment of duties inconsistent with position,

(ii)	relocation more than 35 miles from principal job location,

(iii)	reduction in annual salary or material reduction in other compensation or benefits,

(iv)	failure by the Company to cause a successor corporation to adopt and perform under the agreement, or

(v)	purported termination other than as expressly permitted in the agreement).

In addition to amounts accrued through the date of termination, an employee entitled to severance benefits under a change in control agreement will be paid a lump sum cash payment within thirty days of the date of termination equal to the sum of:

•	base salary plus annual bonus at the greater of target or the actual level of performance achieved through the date of termination projected through the end of the year times a multiple (which is 3x for Messrs. Harshman, Kittenbrink and Walton and 2x for Mr. Dunlap);

•	prorated annual incentive for the then uncompleted year measured at the greater of target or the level of performance achieved through the date of termination projected through the end of the year; and

•	the value of all long term incentive awards for then uncompleted measurement periods determined at the greater of target or actual performance levels achieved to the date of termination projected through the remainder of the measurement period.

An employee eligible for severance will also be provided:

•	the continuation of perquisites and welfare benefits for a period (36 months for Messrs. Harshman, Kittenbrink and Walton and 24 for Mr. Dunlap);

•	reimbursement for outplacement services up to $25,000 for Mr. Harshman, Kittenbrink and Walton and $15,000 for Mr. Dunlap; and

•	the number of years corresponding to the applicable multiples above of credited service and full vesting under the Company’s supplemental pension plans in which the executive participates.

The agreements also provide for the lifting of restrictions on stock awarded. Also, the Company will pay the employee a gross-up payment for excise taxes, if necessary.

The agreements have a term of three years, which three-year term will continue to be extended until either party gives written notice that it no longer wants to continue to extend the term. If a change in control occurs during the term, the agreements will remain in effect for the longer of three years or until all obligations of the Company under the agreements have been fulfilled.

In 2008, the Personnel and Compensation Committee reviewed the then change in control valuation, as well as the purposes and effects of the agreements, and determined that it is in the Company’s best interests to retain the change in control agreements on their terms and conditions as amended.

Potential Payments Upon Termination or Change in Control

The tables below reflect estimates of the amount of compensation in addition to the amounts shown in the compensation tables to each of the named officers of the Company in the event of termination of such executive’s employment. The amount of enhanced compensation payable to each named officer upon voluntary termination, retirement, involuntary not for cause termination, for cause termination, involuntary or good reason termination within 24 months following a change in control and in the event of disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2008, and are estimates of the amounts which would be paid out to the executives upon their termination. On December 31, 2008, the closing price of Company Common Stock on the NYSE was $25.53. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

For purposes of the tables, the actual performance to the assumed date of termination has been at or near maximum performance targets for the uncompleted performance measurement periods and that maximum performance level is projected through the remainder of the uncompleted performance measurement periods. Further, the tables show annual bonus amounts at the highest level of performance. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company. However, the amounts shown are approximately the greatest amount that can be paid under the circumstances prevailing at the assumed termination date of December 31, 2008.

Payments Made Upon Termination

Regardless of the manner in which a named officer’s employment terminates, he may be entitled to receive amounts earned during his term of employment. Such amounts include:

•	non-equity incentive compensation earned during the fiscal year;

•	amounts contributed under the savings portion of the Retirement Savings Plan and the Benefit Restoration Plan;

•	unused vacation pay; and

•	amounts accrued and vested through the ATI Pension Plan and Supplemental Pension Plan.

Payments Made Upon Retirement

In the event of the retirement of a named officer, in addition to the items identified above, such officer will be entitled to:

•	retain any outstanding stock options for the remainder of the outstanding ten-year term;

•	receive a prorated share of each outstanding TSRP award upon the completion of such cycle when, if and to the extent such award is earned during the applicable performance measurement period;

•	receive all outstanding shares of performance/restricted stock when and to the extent that the restrictions on such shares lapse upon the passage of time or the achievement of the applicable performance criteria;

•	receive that portion of the outstanding KEPP awards that were earned at the time of retirement and a prorated share of the remaining portion of each outstanding KEPP award;

•	receive payments under the Supplemental Pension Plan, beginning two months after retirement, subject to Section 409A of the Internal Revenue Code;

•	receive health and welfare benefits until age 65 and receive health and welfare benefits for dependants, as applicable, subject to the limitations applicable to all salaried employees; and

•	receive life insurance benefits until death.

Consent of the Company is required for payments of the TSRP, performance/restricted stock and KEPP awards described above upon retirement.

Payments Made Upon Death or Disability

In the event of the death or disability of a named officer, in addition to the benefits listed under the headings “Payments Made Upon Termination” and “Payments Made Upon Retirement” above, the named officer will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate, each as generally available to all salaried employees. In addition, all outstanding performance/restricted share awards vest on the death of a named officer.

Payments Made Upon a Change in Control

As described in the “Employment and Change in Control Agreements” section, the Company is a party to an employment agreement with Mr. Hassey and a change in control severance agreement with each other named officer that provides the named officer with payments in the event his employment is terminated by the Company for reasons other than cause or by the named officer for good reason (defined to include diminishment of pay, benefits, title or job responsibilities or transfer from the home office) within twenty four months after a change in control. See the information under the caption “Employment and Change in Control Agreements” for definitions. The tables below illustrate the amount of payments due in various circumstances.

As noted, the column “Involuntary or Good Reason Termination w/in 24 Months of a Change in Control” assumes that there was a change in control at the December 31, 2008 closing price of $25.53 per share and all of the named officers had a triggering event on December 31, 2008 and all cash amounts due, all deferred compensation enhancements and all potential benefit payments were to be paid in a single lump sum. The aggregate of the payment to the named officers would be approximately 2% of the indicated transaction value of $2.5 billion, which represents the Company’s approximate equity market capitalization value at December 31, 2008.

L. Patrick Hassey ($ in thousands):

					Involuntary
					or Good
					Reason
					Termination
					(w/in 24
			Involuntary		months of
Executive Benefit and	Voluntary		Not for Cause	For Cause	Change in
Payments Upon Separation	Termination	Retirement	Termination	Termination	Control)	Disability	Death
Severance:	0	0	7,508	0	7,508	0	0
Compensation:
AIP	0	0	0	0		0	0
Long-Term Incentive Compensation:
Performance/Restricted Stock	0	980	980	0	980	980	980
TSRP	0	1,022	1,022	0	1,022	1,022	1,022
KEPP	0	3,481	3,481	0	6,136	3,481	3,481
Benefits & Perquisites:
Non-qualified Savings Plan	0	0	0	0	0	0	0
Non-qualified Retirement Plan	0	0	0	0	0	0	0
Health & Welfare Benefits	0	0	0	0	37	0	0
Life Insurance Proceeds	0	0	0	0	0	0	0
Excise Tax & Gross Up	0	0	0	0	0	0	0
Outplacement	0	0	0	0	0	0	0
Supplemental Pension Plan:	0	0	0	0	0	0	0
Total	0	5,483	12,991	0	15,683	5,483	5,483

For 12 months after termination, Mr. Hassey is obligated to refrain from competing with the Company and soliciting employees or customers of the Company, and for 24 months after termination, Mr. Hassey is obligated to refrain from disparaging the Company.

Richard J. Harshman ($ in thousands):

					Involuntary
					or Good
					Reason
					Termination
					(w/in 24
			Involuntary		months of
Executive Benefit and	Voluntary		Not for Cause	For Cause	Change in
Payments Upon Separation	Termination	Retirement	Termination	Termination	Control)	Disability	Death
Severance:	0	0	0	0	3,424	0	0
Compensation:
AIP	0	0	0	0	0	0	0
Long-Term Incentive Compensation:
Performance/Restricted Stock	0	288	0	0	288	288	288
TSRP	0	300	0	0	300	300	300
KEPP	0	1,636	0	0	2,884	1,636	1,636
Benefits & Perquisites:
Non-qualified Savings Plan	0	0	0	0	135	0	0
Non-qualified Retirement Plan	0	0	0	0	649	0	0
Health & Welfare Benefits	0	0	0	0	37	0	0
Life Insurance Proceeds	0	0	0	0	0	0	0
Excise Tax & Gross Up	0	0	0	0	0	0	0
Outplacement	0	0	0	0	25	0	0
Supplemental Pension Plan:	0	0	0	0	2,104	0	0
Total	0	2,224	0	0	9,846	2,224	2,224

Douglas A. Kittenbrink ($ in thousands):

					Involuntary
					or Good
					Reason
					Termination
					(w/in 24
			Involuntary		months of
Executive Benefit and	Voluntary		Not for Cause	For Cause	Change in
Payments Upon Separation	Termination	Retirement	Termination	Termination	Control)	Disability	Death
Severance:	0	0	0	0	3,424	0	0
Compensation:
AIP	0	0	0	0	0	0	0
Long-Term Incentive Compensation:
Performance/Restricted Stock	0	288	0	0	288	288	288
TSRP	0	300	0	0	300	300	300
KEPP	0	1,636	0	0	2,884	2,191	2,191
Benefits & Perquisites:
Non-qualified Savings Plan	0	0	0	0	128	0	0
Non-qualified Retirement Plan	0	0	0	0	394	0	0
Health & Welfare Benefits	0	0	0	0	37	0	0
Life Insurance Proceeds	0	0	0	0	0	0	0
Excise Tax & Gross Up	0	0	0	0	0	0	0
Outplacement	0	0	0	0	25	0	0
Supplemental Pension Plan:	0	0	0	0	2,104	0	0
Total	0	2,224	0	0	9,584	2,224	2,224

Jon D. Walton ($ in thousands):

					Involuntary
					or Good
					Reason
					Termination
					(w/in 24
			Involuntary		months of
Executive Benefit and	Voluntary		Not for Cause	For Cause	Change in
Payments Upon Separation	Termination	Retirement	Termination	Termination	Control)	Disability	Death
Severance:	0	0	856	0	3,424	0	0
Compensation:
AIP	0	0	0	0	0	0	0
Long-Term Incentive Compensation:
Performance/Restricted Stock	0	288	288	0	288	288	288
TSRP	0	300	300	0	300	300	300
KEPP	0	1,636	1,636	0	2,884	1,636	1,636
Benefits & Perquisites:
Non-qualified Savings Plan	0	0	83	0	135	0	0
Non-qualified Retirement Plan	0	0	0	0	0	0	0
Health & Welfare Benefits	0	0	12	0	37	0	0
Life Insurance Proceeds	0	0	0	0	0	0	0
Excise Tax & Gross Up	0	0	0	0	0	0	0
Outplacement	0	0	25	0	25	0	0
Supplemental Pension Plan:	0	0	268	0	2,372	0	0
Total	0	2,224	3,468	0	9,465	2,224	2,224

Terry L. Dunlap ($ in thousands):

					Involuntary
					or Good
					Reason
					Termination
					(w/in 24
			Involuntary		months of
Executive Benefit and	Voluntary		Not for Cause	For Cause	Change in
Payments Upon Separation	Termination	Retirement	Termination	Termination	Control)	Disability	Death
Severance:	0	0	0	0	2,080	0	0
Compensation:
AIP	0	0	0	0	0	0	0
Long-Term Incentive Compensation:
Performance/Restricted Stock	0	208	0	0	208	208	208
TSRP	0	216	0	0	216	216	216
KEPP	0	1,475	0	0	2,600	1,475	1,475
Benefits & Perquisites:
Non-qualified Savings Plan	0	0	0	0	84	0	0
Non-qualified Retirement Plan	0	0	0	0	13	0	0
Health & Welfare Benefits	0	0	0	0	37	0	0
Life Insurance Proceeds	0	0	0	0	0	0	0
Excise Tax & Gross Up	0	0	0	0	0	0	0
Outplacement	0	0	0	0	15	0	0
Supplemental Pension Plan:	0	0	0	0	0	0	0
Total	0	1,899	0	0	5,253	1,899	1,899

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Personnel and Compensation Committee is an officer or employee of the Company, and no member of the Committee has a current or prior relationship, and no officer who is a statutory insider of the Company, has a relationship to any other company, required to be described under the Securities and Exchange Commission rules relating to disclosure of executive compensation.

CERTAIN TRANSACTIONS

Family Relationship.  Terry L. Dunlap, ATI Allegheny Ludlum Business Unit President, is a member of the immediate family of Robert P. Bozzone, a former member of the Company’s Board of Directors. Mr. Bozzone retired from the Board at the 2008 Annual Meeting of Stockholders. Mr. Dunlap’s compensation from the Company is reported in the “Executive Compensation” section of this Proxy Statement.

Review Policy.  The Board of Directors has adopted a written Statement of Policy with respect to Related Party Transactions (the “Policy”). The Policy applies to transactions or arrangements between the Company and a related person (namely directors, executive officers, and their immediate family members, and 5% stockholders) with a direct or indirect material interest in the transaction, including transactions requiring disclosure under Item 404(a) of Regulation S-K. Under the Policy, no related party transaction can occur unless it is approved or ratified by the Audit Committee or approved by the disinterested members of the Board of Directors. The Audit Committee is primarily responsible for approving and ratifying related party transactions, and in doing so, will consider all matters it deems appropriate, including the dollar value of the proposed transaction, the relative benefits to be obtained and obligations to be incurred by the Company, and whether the terms of the transaction are comparable to those available to third parties.

OTHER INFORMATION

Annual Report on Form 10-K

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, CAN BE OBTAINED WITHOUT CHARGE BY WRITTEN REQUEST TO THE CORPORATE SECRETARY, ALLEGHENY TECHNOLOGIES INCORPORATED, 1000 SIX PPG PLACE, PITTSBURGH, PENNSYLVANIA 15222-5479 OR (412) 394-2800.

Proxy Solicitation

The Company pays the cost of preparing, assembling and mailing this proxy-soliciting material. We will reimburse banks, brokers and other nominee holders for reasonable expenses they incur in sending these proxy materials to our beneficial stockholders whose stock is registered in the nominee’s name.

The Company has engaged Morrow & Company, Inc. to help solicit proxies from brokers, banks and other nominee holders of Common Stock at a cost of $8,500 plus expenses. Our employees may also solicit proxies for no additional compensation.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 7, 2009.

The Proxy Statement and 2008 Annual Report of Allegheny Technologies Incorporated are available to review at: http://bnymellon.mobular.net/bnymellon/ati

On behalf of the Board of Directors:

Jon D. Walton
Corporate Secretary

Dated: March 23, 2009

Appendix A

STANDARDS OF DIRECTOR INDEPENDENCE

The Board has established the following standards to assist it in determining whether or not directors qualify as “independent” pursuant to the guidelines and requirements set forth in the New York Stock Exchange’s Corporate Governance Rules. The Board will make its determination that a director is independent following a review of all relevant information and shall apply the following standards:

1.	Independence Generally

An “Independent Director” is one who:

(a) is not, and has not been within the past three years:

(i)	an employee of the Company;

(ii)	directly compensated by the Company in an amount in excess of $120,000 per year, other than director and committee fees and pension or other forms of deferred compensation for prior service that is not contingent on continued service;

(iii)	affiliated with or employed by a present or former internal or external auditor of the Company or any of its affiliates;

(iv)	employed as an executive officer of another company where any of the Company’s present executives serves on the compensation committee of the other company;

(v)	an executive officer or employee of another company that makes payments to, or receives payments from, the Company for property or services in an amount that exceeds, in any single fiscal year, the greater of $1 million or 2% of the other company’s consolidated gross revenues;

(b)	does not have, and has not had within the past three years, an immediate family member who has been an executive officer of the Company or has received the direct compensation described in clause (a)(ii) above (other than as an employee who is not an executive officer of the Company) or has had a relationship described in clause (a)(iii) above (other than as an employee who is not a partner of the auditor and who does not work on the audit of the Company’s financial statements) or (a)(iv) above or has been an executive officer of another company described in clause (a)(v) above; and

(c)	has been determined by the Company’s Board not to have any material relationship with or to the Company (either directly or as a partner, stockholder or officer of an organization that has a material relationship with or to the Company). Ownership of a significant amount of the Company’s stock does not, by itself, preclude a determination of independence.

2.	Additional Independence Criteria for Audit Committee Members

In addition to being an Independent Director, as defined above, each member of ATI’s Audit Committee must not, except in his or her capacity as a member of the Audit Committee, the Board or any other Board committee of the Company: (a) accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any subsidiary thereof; or (b) be an affiliated person of the Company or any subsidiary thereof. For this purpose, the term “affiliated person” means one who, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or any subsidiary thereof. A person will not be deemed to be in control of the Company or any subsidiary, however, unless the person is: (A) the beneficial owner, directly or indirectly, of more than 10% of any class of voting equity securities of the Company or (B) an executive officer or director of the Company.

As an amplification of the foregoing:

(i)	Director’s fees (including fees for service on committees) must be the sole compensation that an Audit Committee member receives from the Company.

(ii)	Permissible director fees may include equity-based awards and may also include fees that are structured to provide additional compensation for additional duties (such as extra fees for serving on and/or chairing Board committees).

(iii)	A former Company employee who later qualifies as an Independent Director will not be barred from chairing or serving as a voting member of the Audit Committee merely because he or she receives a pension or other form of deferred compensation from the Company for his or her prior service (provided such compensation is not contingent in any way on continued service as a director).

(iv)	Neither an Audit Committee member nor his or her firm may receive any fees from the Company, directly or indirectly, for services as a consultant or a legal or financial adviser. This applies without regard to whether the Audit Committee member is directly involved in rendering any such services to the Company.

3.	Materiality Determination Based on Facts and Circumstances

In assessing the materiality of any existing or proposed director’s relationship with the Company for the purpose of evaluating the director’s independence (other than a relationship described in clause (a) of the definition of an Independent Director, which will always be deemed material), the Board will consider all relevant facts and circumstances. Material relationships can include, but are not limited to, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board should evaluate materiality not only from the perspective of the director, but also from that of persons and organizations with which the director has a relationship. To assist in determining the materiality of specific relationships, the Board has adopted the following non-exclusive standards (the “Materiality Standards”):

•	The interest of a person or a person’s Immediate Family Member in a transaction or series of similar transactions with the Company or its subsidiaries within the past five years will not be deemed to create a material relationship with the Company for the purposes of determining that person’s independence if:

(i)	the amount of the transaction or series of transactions does not exceed $120,000, or

(ii)	the amount of the transaction or series of transactions exceeds $120,000, but (A) the transaction accounts for less than the greater of 2 percent or $1 million of the Company’s consolidated gross revenues for the last full fiscal year, (B) the transaction is a commercial transaction carried out at arm’s length in the ordinary course of business, and (C) the interest of the person or the person’s Immediate Family Member arises solely from (1) his or her position as an executive officer or employee of another party to the transaction and the transaction accounts for less than the greater of 2 percent or $1 million of the consolidated gross revenues of that other party for its last fiscal year or (2) his or her ownership of less than ten percent of the equity ownership of another party to the transaction, or

(iii)	the rate or rates involved in the transaction are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority, or

(iv)	the transaction involves services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

•	A person’s affiliation with a firm, corporation or other entity that engages, or during the fiscal year immediately prior to the date of the determination has engaged, or proposes to engage in a transaction with the Company or its subsidiaries, as a customer or supplier or otherwise, whose business accounts for less than the greater of 2 percent or $1 million of the Company’s consolidated gross revenues for its last full fiscal year and less than the greater of 2 percent or $1 million of the consolidated gross revenues of the other firm, corporation or other entity for its last fiscal year, will not be deemed to create a material relationship with the Company for purposes of determining that person’s independence.

•	A person’s affiliation with a firm, corporation or other entity to which the Company or its subsidiaries is indebted at the date of the determination in an aggregate amount that is less than 5 percent of ATI’s consolidated gross assets for its last full fiscal year, will not be deemed to create a material relationship with the Company for purposes of determining that person’s independence.

For purposes of the Materiality Standards only, the term “Company” refers to the Company and its subsidiaries, unless the context requires otherwise, and a person is affiliated with a firm, corporation or other entity if he or she is an executive officer of, or owns, or during the last full fiscal year has owned, either of record or beneficially in excess of a ten percent equity interest in that firm, corporation or other entity.

The basis for the Board’s determination that a relationship is not material will be disclosed in ATI’s proxy statement. If the relationship does not satisfy the Materiality Standards, the basis for the Board’s determination will be specifically explained.

4.	Certain Definitions

(a)	Immediate Family Members. “Immediate Family Members” include a person’s spouse, parents, children, stepparents, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers-and sisters-in-law, and anyone (other than tenants and employees) who shares such person’s home.

(b)	Affiliate. Except as otherwise specified in paragraph 2. above for purposes of certain Audit Committee requirements or as otherwise defined for purposes of the Materiality Standards, “affiliate” of the Company means a subsidiary, sibling company, predecessor or parent company, except that another entity shall no longer be deemed an affiliate of the Company after five years following termination of its relationship with the Company. Thus, a director who is or has been within the past two years an executive officer of another entity that stopped being an affiliate of the Company more than five years ago will qualify as an Independent Director absent any other disqualifying relationship.

The shares represented by this voting instruction card will be voted as directed. If you sign and return this card but do not specify a vote, the Trustee will vote FOR Items A and B and in its discretion on other matters.
Please mark your votes as X indicated in this example The Board of Directors recommends a vote FOR Items A and B: A. Election of the four nominees as directors: FOR AGAINST ABSTAIN FOR the nominees (except WITHHELD B. Ratification of appointment of independent auditors. as indicated) from all nominees *EXCEPTIONS 01 Diane C. Creel (for a three-year term) Please check here to request an 02 James E. Rohr (for a three-year term) admission ticket to the Meeting. 03 Louis J. Thomas (for a three-year term) 04 Barbara S. Jeremiah (for a one-year term) (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.) *Exceptions Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date Please sign EXACTLY as your name appears above. FOLD AND DETACH HERE WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting is available through 11:59 PM Eastern Time May 1, 2009. Allegheny Technologies Incorporated Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders The Proxy Statement and the 2008 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/ati INTERNET http://www.proxyvoting.com/ati Use the internet to vote your voting instruction card. Have your voting instruction card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your voting instruction card. Have your voting instruction card in hand when you call. If you vote your voting instruction card by Internet or by telephone, you do NOT need to mail back your voting instruction card. To vote by mail, mark, sign and date your voting instruction card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the Mercer Trust Company to vote your shares in the same manner as if you marked, signed and returned your voting instruction card. 45542-bl

ALLEGHENY TECHNOLOGIES INCORPORATED VOTING INSTRUCTION CARD FOR 2009 ANNUAL MEETING • Allegheny Ludlum Corporation Personal Retirement and 401(k) Savings Account Plan • Allegheny Technologies Retirement Savings Plan • Savings and Security Plan of the Lockport and Waterbury Facilities • The 401(k) Savings Account Plan For Employees of the Washington Plate Plant • The 401(k) Plan • 401(k) Savings Account Plan for Employees of the Exton Facility • TDY Industries, Inc. 401(k) Profit Sharing Plan for Certain Employees of Metalworking Products • Rome Metals, LLC Employees’ 401(k) and Profit Sharing Plan • Hourly 401(k) Plan for Represented Employees at Midland and Louisville The undersigned hereby directs Mercer Trust Company, the Trustee of the above Plans, to vote the full number of shares of Common Stock allocated to the account of the undersigned under the Plans, at the Annual Meeting of Stockholders of Allegheny Technologies Incorporated on May 7, 2009, and any adjournments thereof, upon the matters set forth on the reverse of this card, and, in its discretion, upon such other matters as may properly come before such meeting.
PLAN PARTICIPANTS MAY GIVE DIRECTIONS BY TOLL-FREE TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE OR PARTICIPANTS MAY GIVE DIRECTIONS BY COMPLETING, DATING AND SIGNING THIS CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. If you wish to use this card to vote your shares, please vote, date and sign on the reverse side. FOLD AND DETACH HERE • Allegheny Ludlum Corporation Personal Retirement and 401(k) Savings Account Plan • Allegheny Technologies Retirement Savings Plan • Savings and Security Plan of the Lockport and Waterbury Facilities • The 401(k) Savings Account Plan For Employees of the Washington Plate Plant • The 401(k) Plan • 401(k) Savings Account Plan for Employees of the Exton Facility • TDY Industries, Inc. 401(k) Profit Sharing Plan for Certain Employees of Metalworking Products • Rome Metals, LLC Employees’ 401(k) and Profit Sharing Plan • Hourly 401(k) Plan for Represented Employees at Midland and Louisville As a Plan participant, you have the right to direct Mercer Trust Company, the Trustee of the above Plans, how to vote the shares of Allegheny Technologies Common Stock that are allocated to your Plan account and shown on the attached voting instruction card. The Trustee will hold your instructions in complete confidence except as may be necessary to meet legal requirements. You may vote by telephone, Internet or by completing, signing and returning the voting instruction card (above). A postage-paid return envelope is enclosed. The Trustee must receive your voting instructions by May 1, 2009. If the Trustee does not receive your instructions by May 1, 2009, the Trustee shall vote your shares as the Plan Administrator directs. You will receive a separate set of proxy solicitation materials for any shares of Common Stock you own other than your Plan shares. Your non-Plan shares must be voted separately from your Plan shares. EASY WAY TO SAVE THE COMPANY MONEY: Please consider voting by telephone (1-866-540-5760); or Internet (http://www.proxyvoting.com/ati-emp). 45542-bl

This proxy, whenp roperly executed, will be voted in the manner directed herein. If you sign and return this card but don ot specif y a vote, the proxie sw ill vote FOR Items A and B and in th eir discretion on other matters. Pease mark l your votes as X in dicated in h t is example TheB oard ofD irecto rs re commends a vote FOR Items A and B: A. Ele ction of the fo ur nominees as dire ctors: FOR AGAINST ABSTAIN FOR the n omin ees( e xcep t WIT HHELD B. Ratificatio n of appointment of in dependent au ditors. as in dic ated) fro ma lln omin ees *EXCEPTI ONS 01 Diane C. Creel (f or a th ree-year te rm) Please check here to request an 0 2 James E.R ohr (f or a three-year term) E2 conversion only admis sion ticket to the Meeting. 0 3 Louis J.T homas (for a three-year term) - Place in PNs 0 4 Barb ara S. Jeremia h (for a one-year term) 703-704 (INSTRUCTIO NS: To with hold authority to vote for any individ ual nominee, mark h t e “Ex ceptions” boxa nd write that nominee’s name in the sp ace providedb elow.) E * xcept o i ns Ma k r Here for Ad dre s Change or Co mmen ts SEE REVERSE Signature Signature Date Please sign EXACTLY as your namea ppears above. Join t owner s shoulde achs ign. Whens igni ng asa ttorney, executor, administr ator, trustee or guardian, ple ase givey our full title as such . FOLD AND DETACH HERE WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and tele phone voting is availa ble through 11:59 PM Eastern Time May 6, 2009. INTERNET http://www.proxyvoting.com/ati Allegheny Technologies Use the In ternet to vote your proxy.H ave your proxy card in hand when you access Incorporated the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your pro xy card in hand when you call. If you vote your proxy by In ternet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and returni t in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies Important notic e regardin g theI nternet avail ability of to vote your shares in the same manner as if you marked, signed and returned your proxy card. proxy materia s l for the Annual Meetingo f Sharehold ers The Proxy Statement and the 2008 AnnualR eport to Stockholders are available at: http://bnymel on.mobular.net/bnymel on/ati 45538

ALLEGHENY TECHNOLOGIES INCORPORATED
PROXY FOR 2009 ANNUAL MEETING

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

▲ **FOLD AND DETACH HERE** ▲

ATI

Dear Stockholder,

Enclosed or available on the Internet at http://bnymellon.mobular.net/bnymellon/ati are materials relating to the Allegheny Technologies 2009 Annual Meeting of Stockholders. The Notice of the Meeting and Proxy Statement describe the formal business to be transacted at the meeting.

Jon D. Walton
Corporate Secretary

EASY WAYS TO SAVE THE COMPANY MONEY

1. Please consider voting by Telephone (1-866-540-5760); or Internet (http://www.proxyvoting.com/ati).
2. Please consider consenting to view the Company's future Annual Reports and Proxy Statements electronically, via the Internet. In order to consent, go to the website of Allegheny Technologies' Transfer Agent, http://www.bnymellon.com/shareowner/isd, and follow the prompts.

Choose **MLink**℠ for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect**® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

45538

Please fax all revisions to: 732-802-0260 or email to proxycards@bnymellonproduction.com

PRINT AUTHORIZATION

SIGNATURE:____________________ **DATE:**________

(THIS BOXED AREA DOES NOT PRINT) **Registered Quantity 1000.00**

ALLEGHENY TECHNOLOGIES INCORPORATED PROXY FOR 2009 ANNUAL MEETING Solicited on Behalf of the Boardo f Dir ectors of Allegheny Technologies Incorporated The undersigned hereby appoints Richard J. Harshman and Jon D. Walton or either of them, each with power of substituti on and revocation, proxies or pro xy to vote all shares of Common Stock which the registered stockholder named here n i i s enti t l edt ov ote with all powers which the stockholder would possess if personallyp resent, at the Annual Meeting of Stockhold ers ofA llegheny Technologies Incorporatedo n May 7, 2009, and any adjournments thereof, upon the mat ers set forth on the reverse side oft his card, and, in their dis cretion, upon such other matters as may properly come befores uch meeting. STOCKHOLDERS MAY VOTE BY TOLL-FREE TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE OR STOCKHOLDERS MAY VOTE BY COMPLETING, DATING AND SIGNING THIS PROXY CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Ify ou wish to use this card tov ote your shares, please vote, date ands g i n on the reverse side. BNY MELLON SHAREOWNER SERVICES Address Change/Comments P.O. BOX 3550 M ( ark the corresponding box on the reverse side) SOUTH HACKENSACK, NJ 07606-9250 FOLD AND DETACH HERE Dear Stockhold er, Enclo sed or availa ble on the Internet at http://bnymel on.mobular.n et/bnymellon/ati are materials e r la tin g to the Al egheny Technolo gies 2009 Annual Meeting of Stockholders. The Notice of h t e Meeting and Proxy Statement describet he fo rmal business to be transacted at the meeting. Your vote is important. Please vote your proxy promptly whether or not you expect to attend the meeting. You may vote by tol -fre e telephone, by Internet or by signing and returning the proxy card (a bove) in the enclosed postage-paid envelo pe. Jon D. Walt on Corporate Secretary EASY WAYS TOS AVE THE COMPANY MONEY 1. Ple ase consider voting by Telephone (1 -866-540-5760); or Internet (http://www.proxyvoti ng.com/ati). 2. Ple ase consider consenting to viewt he Company’s fu ture Annual Reports and Proxy Statements ele ctronic al y, viat he Internet. In order to consent, got o the website of Allegheny Technologies’ Transfer Agent, http:/ /www.bnymello n.com/share owner/ isd, and follo w the prompts. Choose MLinkSM for fast, easy and secure 24/7 online access to your fu ture proxym aterials, investm ent plan sta tements, ta x documents and more. Simply o l g on to I n vestor ServiceDirect® at www.b nymel on.com/s hareowner/isd wheres tep-by-step instr uctionsw il lp rompt you th rough enrollm ent. 45538 Ple ase fax al revisions to: 7 32-802-0260 or email to proxycards@bnymel onproduction.com PRINT AUTHORIZATION To commence printing on this proxy card please sign, date and fax this card to: 732-802-0260 SIGNATURE: DATE: (THIS BOXED AREA DOES NOT PRINT) Registered Quantity 1000.00